CWHEQ Home Equity Loan Trust, Series 2006-S7

Final Term Sheet

$9,540,100 (Approximate)

CWHEQ, Inc.
Depositor

Countrywide Home Loans, Inc.
Sponsor and Seller

Countrywide Home Loans Servicing LP
Master Servicer

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration File No. 333-132375

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in this free writing prospectus. Any obligation on our part to sell securities to you will be conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1-866-500-5409.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any similar prior information contained in any prior free writing prospectus relating to these securities.

FREE WRITING PROSPECTUS

Home Equity Loan Asset Backed Certificates, Series 2006-S7

Distributions payable monthly, beginning December 25, 2006

The following classes of certificates are being offered pursuant to this free writing prospectus:

Class	Initial Certificate Principal Balance (1)
A-1	$438,104,000
A-2	$102,297,000
A-3	$193,012,000
A-4	$ 74,011,000
A-5	$ 87,076,000
A-6	$100,000,000
A-R	$ 100

________________
(1) This amount is subject to a permitted variance in the aggregate of plus or minus 5%.

SUMMARY

Issuing Entity

CWHEQ Home Equity Loan Trust, Series 2006-S7, a common law trust formed under the laws of the State of New York.

Depositor

CWHEQ, Inc., a Delaware corporation and a limited purpose finance subsidiary of Countrywide Financial Corporation, a Delaware corporation.

Sponsor and Sellers

Countrywide Home Loans, Inc. will be the sponsor of the transaction and a seller of a portion of the mortgage loans. Other sellers may include one or more special purpose entities established by Countrywide Financial Corporation or one of its subsidiaries, which acquired the mortgage loans they are selling directly from Countrywide Home Loans, Inc.

Master Servicer

Countrywide Home Loans Servicing LP.

Trustee

The Bank of New York, a New York banking corporation

Certificate Insurer

XL Capital Assurance Inc. will unconditionally and irrevocably guarantee certain payments on the offered certificates, other than the Class A-R Certificates, on each distribution date pursuant to the terms of a financial guaranty insurance policy.

Credit Insurance Provider

Old Republic Insurance Company will provide a credit insurance policy that provides coverage if a borrower defaults on a covered mortgage loan as described in this free writing prospectus. Only a portion of the mortgage loans will be covered by the credit insurance policy.

The NIM Insurer

After the closing date, a separate trust or trusts (or other form of entity) may be established to issue net interest margin securities secured by all or a portion of the Class P and Class C Certificates. Those net interest margin securities may have the benefit of one or more financial guaranty insurance policies that guarantee payments on those securities. The insurer or insurers issuing these financial guaranty insurance policies are referred to in this free writing prospectus as the “NIM Insurer.” The references to the NIM Insurer in this free writing prospectus apply only if the net interest margin securities are so insured.

Any NIM Insurer will have a number of rights under the pooling and servicing agreement that will limit and otherwise affect the rights of the holders of the offered certificates. Any insurance policy issued by a NIM Insurer will not cover, and will not benefit in any manner whatsoever, the offered certificates.

Pooling and Servicing Agreement

The pooling and servicing agreement among the sellers, the master servicer, the depositor and the trustee, under which the issuing entity will be formed.

Cut-off Date

For any mortgage loan, the later of November 1, 2006 and the origination date of that mortgage loan (referred to as the cut-off date).

Closing Date

On or about November 30, 2006.

The Mortgage Loans

The mortgage pool will consist of closed-end, fixed rate loans that are secured by second liens on one- to four-family residential properties. We sometimes refer to these loans as home equity loans or mortgage loans.

Mortgage Pool Information

The information presented in this free writing prospectus relates to the mortgage loans that will be included in the issuing entity on the closing date. The aggregate stated principal balance as of the cut-off date of the mortgage loans to be included in the issuing entity on the closing date is approximately $999,999,976.

The information with respect to the mortgage pool is, unless otherwise specified, based on the scheduled principal balances as of the cut-off date. The aggregate stated principal balance of the mortgage pool as of the cut-off date is referred to as the mortgage pool principal balance.

Unless otherwise noted, all percentages are measured by the mortgage pool principal balance.

As of the cut-off date, the mortgage loans in the mortgage pool had the following characteristics:

Mortgage Pool Principal Balance	$999,999,976
Number of Mortgage Loans	18,395
Average Current Principal Balance	$54,363
Range of Current Principal Balances	$5,378 to $700,000
Weighted Average Mortgage Rate	8.639%
Range of Mortgage Rates	5.500% to 19.750%
Weighted Average Original Combined Loan-to-Value Ratio	87.97%
Percentage of Mortgage Loans with Original Combined Loan-to-Value Ratios Greater than 80%	79.74%
Geographic Concentrations in excess of 10%:
California	26.81%
Weighted Average Original Term to Stated Maturity	202 months
Weighted Average Remaining Term to Stated Maturity	201 months
Percentage of Mortgage Loans with Prepayment Charges	42.99%
Minimum FICO Score	549 points
Maximum FICO Score	826 points
Weighted Average FICO Score	704 points
Number of Mortgage Loans with Unknown FICO Score	0
Percentage of Mortgage Loans with Unknown FICO Score	0.00%

Description of the Certificates

The issuing entity will issue the following classes of certificates:

Class	Initial Certificate Principal Balance (1)		Type	Last Scheduled Distribution Date	Initial Rating (Moody’s) (2)	Initial Rating (S&P) (2)
Offered Certificates
A-1	$438,104,000		Senior/Floating Rate	November 2035	Aaa	AAA
A-2	$102,297,000		Senior/Fixed Rate	November 2035	Aaa	AAA
A-3	$193,012,000		Senior/Fixed Rate	November 2035	Aaa	AAA
A-4	$74,011,000		Senior/Fixed Rate	November 2035	Aaa	AAA
A-5	$87,076,000		Senior/Fixed Rate	November 2035	Aaa	AAA
A-6	$100,000,000		Senior/Fixed Rate/NAS	November 2035	Aaa	AAA
A-R	$100		Senior/REMIC Residual	December 2006	Aaa	AAA
Non-Offered Certificates (4)
P	$100	(5)	Prepayment Charges	N/A	N/R	N/R
C	N/A		Residual	N/A	N/R	N/R

______________

(1)	This amount is subject to a permitted variance in the aggregate of plus or minus 5% depending on the amount of mortgage loans actually delivered on the closing date.

(2)
The offered certificates will not be offered unless they are assigned the indicated ratings by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”). “N/R” indicates that the agency was not asked to rate the certificates. A rating is not a recommendation to buy, sell or hold securities. These ratings may be lowered or withdrawn at any time by either of the rating agencies.

(3)
The Class P and Class C Certificates are not offered by this free writing prospectus. Any information contained in this free writing prospectus with respect to the Class P and Class C Certificates is provided only to permit a better understanding of the offered certificates.

(4)	The Class P Certificates also will have a notional amount equal to the aggregate stated principal balance of the mortgage loans as of the cut-off date.

The certificates will also have the following characteristics:

Class	Pass-Through Rate (1)	Accrual Period	Interest Accrual Convention
Offered Certificates
A-1	LIBOR + 0.090% (2)	(3)	Actual/360 (4)
A-2	5.571%	(5)	30/360 (6)
A-3	5.712%	(5)	30/360 (6)
A-4	5.731%	(5)	30/360 (6)
A-5	5.945%	(5)	30/360 (6)
A-6	5.693%	(5)	30/360 (6)
A-R	(7)	N/A	N/A
Non-Offered Certificates
P	N/A	N/A	N/A
C	N/A	N/A	N/A

______________
(1)
The pass-through rate for each class of interest bearing certificates is subject to a “net rate cap.” The net rate cap is equal to the weighted average mortgage rate of the mortgage loans less the servicing fee rate, trustee fee rate, certificate insurance premium rate and, if applicable, the credit insurance premium rate. Any shortfall resulting from application of the net rate cap will not be covered by the financial guaranty insurance policy.

(2)
The pass-through rate for this class of offered certificates may adjust monthly based on changes in LIBOR which is the index used in determining the pass-through rate. LIBOR refers to one-month LIBOR for the related accrual period calculated as described in this free writing prospectus under “Description of the Certificates — Calculation of One-Month LIBOR.”

(3)
The accrual period for any distribution date will be the period from and including the preceding distribution date (or from and including the closing date, in the case of the first distribution date) to and including the day prior to the current distribution date.

(4)	Interest accrues at the rate specified in this table based on a 360-day year and the actual number of days elapsed during the related accrual period.

(5)	The accrual period for any distribution date will be the calendar month before the month of that distribution date.

(6)	Interest will accrue at the rate described in this table on the basis of a 360 day year divided into twelve 30 day months.

(7)	The Class A-R Certificates will not accrue any interest.

Designations

Designation	Class of Certificates
Class A Certificates:	Adjustable Rate Certificates and Fixed Rate Certificates
Adjustable Rate Certificates:	Class A-1 Certificates
Fixed Rate Certificates:	Class A-2, Class A-3, Class A-4, Class A-5 and Class A-6 Certificates
Offered Certificates:	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6 and Class A-R Certificates

Record Date

Adjustable Rate Certificates:

The business day immediately preceding a distribution date, or if the Class A-1 Certificates are no longer book-entry certificates, the last business day of the month preceding the month of a distribution date.

Fixed Rate and Class A-R Certificates:

The last business day of the month preceding the month of a distribution date.

Denominations

Offered Certificates other than the Class A-R Certificates:

$25,000 and multiples of $1 in excess thereof.

Class A-R Certificates:

Two certificates of $99.95 and $0.05, respectively.

Registration of Certificates

Offered Certificates other than the Class A-R Certificates:

Book-entry form. Persons acquiring beneficial ownership interests in the offered certificates (other than the Class A-R Certificates) will hold their beneficial interests through The Depository Trust Company, in the United States, or Clearstream, Luxembourg or the Euroclear System, in Europe.

Class A-R Certificates:

Fully registered certificated form. The Class A-R Certificates will be subject to certain restrictions on transfer described in this free writing prospectus and as more fully provided for in the pooling and servicing agreement.

Distribution Dates

Beginning on December 26, 2006, and thereafter on the 25th day of each calendar month, or if the 25th is not a business day, the next business day.

Interest Payments

On each distribution date, holders of each class of interest-bearing certificates will be entitled to receive:

•	the interest that has accrued during the related accrual period at the related pass-through rate on the certificate principal balance immediately prior to the applicable distribution date, and

•	any interest due on a prior distribution date that was not paid.

The accrual period, interest calculation convention and pass-through rate for each class of interest-bearing certificates is shown in the table on page S-4.

There are certain circumstances that could reduce the amount of interest paid to you.

Principal Payments

On each distribution date, certificateholders will receive a distribution of principal on their certificates only if there is cash available on that date for the payment of principal. The amount of principal payments to be made on the Class A Certificates will differ, as described in this free writing prospectus, depending upon whether a distribution date occurs before the stepdown date, or on or after that date, and will depend on the loss and delinquency performance of the mortgage loans.

Amounts Available for Distributions on the Certificates

Amounts Available with respect to Interest Distributions

The amount available for interest distributions on the certificates on any distribution date will generally consist of the following amounts (after the fees and expenses as described below are subtracted):

•	scheduled payments of interest on the mortgage loans collected during the applicable period,

•	interest on prepayments to the extent not allocable to the master servicer as additional servicing compensation,

•	interest amounts advanced by the master servicer and any required compensating interest paid by the master servicer related to certain prepayments on certain mortgage loans,

•	proceeds allocable to interest in respect of any mortgage loans repurchased by a seller or purchased by the master servicer,

•	liquidation proceeds on the mortgage loans during the applicable period (to the extent allocable to interest),

•	net proceeds from the credit insurance policy allocable to interest, and

•
any payments made by the sponsor under its loss coverage obligation described under “Description of the Certificates — Sponsor Loss Coverage Obligation” in this free writing prospectus that are allocable to interest.

Amounts Available with respect to Principal Distributions

The amount available for principal distributions on the certificates on any distribution date will generally consist of the following amounts (after fees and expenses as described below are subtracted):

•	scheduled payments of principal of the mortgage loans collected during the applicable period or advanced by the master servicer,

•	prepayments collected in the applicable period,

•	the stated principal balance of any mortgage loans repurchased by a seller or purchased by the master servicer,

•	the excess, if any, of the stated principal balance of a deleted mortgage loan over the stated principal balance of the related substitute mortgage loan,

•	liquidation proceeds on the mortgage loans during the applicable period (to the extent allocable to principal),

•	net proceeds from the credit insurance policy allocable to principal,

•
any payments made by the sponsor under its loss coverage obligation described under “Description of the Certificates — Sponsor Loss Coverage Obligation” in this free writing prospectus that are allocable to principal, and

•
excess interest (to the extent available) in an amount necessary to reach or maintain the targeted overcollateralization level as described under “Description of the Certificates — Overcollateralization Provisions” in this free writing prospectus.

Fees and Expenses

The amounts available for distributions on the certificates on any distribution date generally will not include the following amounts:

•	the master servicing fee and additional servicing compensation due to the master servicer,

•	the certificate insurance premium,

•	the trustee fee due to the trustee,

•	amounts reimbursed to the master servicer and the trustee in respect of advances previously made by them and other amounts for which the master servicer and servicer are entitled to be reimbursed,

•	the premium payable to the credit insurance provider in connection with the credit insurance policy,

•	all prepayment charges (which are distributable only to the Class P Certificates), and

•	all other amounts for which the depositor, a seller, the master servicer or any NIM Insurer is entitled to be reimbursed.

Any amounts netted from the amount available for distribution to the certificateholders will reduce the amount distributed to the certificateholders.

Servicing Compensation

Master Servicing Fee:

The master servicer will be paid a monthly fee (referred to as the master servicing fee) with respect to each mortgage loan equal to one-twelfth of the stated principal balance of that mortgage loan multiplied by 0.50% per annum (referred to as the servicing fee rate).

Additional Servicing Compensation:

The master servicer is also entitled to receive additional servicing compensation from amounts in respect of interest paid on certain principal prepayments, late payment fees, assumption fees and other similar charges (excluding prepayment charges) and investment income earned on amounts on deposit in certain of the issuing entity’s accounts.

Source and Priority of Payments:

These amounts will be paid to the master servicer from collections on the mortgage loans prior to any distributions on the certificates.

Priority of Payments; Distributions of Interest

In general, on any distribution date, interest funds will be distributed in the following order:

•	to the certificate insurer, the monthly premium for the certificate insurance policy,

•	concurrently, to each class of Class A Certificates, current interest, pro rata, based on their respective entitlements,

•	to the certificate insurer, any unpaid insurer reimbursement amounts,

•	concurrently, to each class of Class A Certificates, interest accrued but not previously paid with respect to prior distribution dates, pro rata, based on their respective entitlements, and

•	any remaining interest funds to be distributed as part of excess cashflow.

Priority of Payments; Distributions of Principal

General

In general, on any distribution date, principal funds will be distributed in the following order:

•	to the certificate insurer, any unpaid monthly premium for the certificate insurance policy remaining after application of interest funds,

•	to the Class A Certificates, principal up to the principal distribution amount for that distribution date in the order of priority described below,

•	to the certificate insurer, any unpaid insurer reimbursement amounts remaining after application of interest funds, and

•	any remaining principal funds to be distributed as part of excess cashflow.

Principal Distributions on the Class A Certificates

On any distribution date, the principal distribution amount will be distributed to the Class A Certificates in the following order:

•
to the Class A-6 Certificates, the NAS principal distribution amount (which is zero for the first three years and will increase as described under “Description of the Certificates—Distributions—Distributions of Principal” in this free writing prospectus), until its certificate principal balance is reduced to zero, and

•
sequentially, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-6 Certificates, in that order, in each case until the certificate principal balance of that class of certificates is reduced to zero.

Effect of the Stepdown Date if a Trigger Event is not in Effect

On any distribution date, available principal funds will be distributable as principal on the Class A Certificates in an amount based on the targeted level of overcollateralization. This amount is subject to reduction on and after the stepdown date.

Trigger Events

A “trigger event” refers to a delinquency trigger event or a cumulative loss trigger event. A “delinquency trigger event” refers to certain specified levels of delinquencies on the mortgage loans, and a “cumulative loss trigger event” refers to specified levels of realized losses on the mortgage loans.

If a trigger event is in effect on the related distribution date, the targeted amount of overcollateralization will be equal to the targeted amount of overcollateralization for the immediately preceding distribution date. The definitions of “Delinquency Trigger Event” and “Cumulative Loss Trigger Event” in this free writing prospectus provide information regarding the specified levels of delinquencies and losses that will cause a trigger event to occur.

The Stepdown Date

The stepdown date will be the later of (i) the distribution date in May 2009 and (ii) the first distribution date on which the aggregate stated principal balance of the mortgage loans as of the end of the related due period (after giving effect to principal prepayments received during the prepayment period that ends during that due period) is less than 50.00% of the aggregate stated principal balance of the mortgage loans as of the cut-off date.

Excess Cashflow

Excess cashflow generally refers to the remaining amounts (if any) available for distribution to the certificates after interest and principal distributions have been made.

On any distribution date, the excess cashflow (if any) will be distributed in the following order to the extent of the remaining excess cashflow:

•	to the class or classes of certificates then entitled to distributions of principal, the amounts necessary to build or restore overcollateralization to the target overcollateralization level;

•
concurrently, to each class of Class A Certificates, any unpaid realized loss amount for each such class, pro rata based on their respective unpaid realized loss amounts, in an amount equal to the unpaid realized loss amount for each such class;

•
to each class of Class A Certificates (in the case of the Class A-1 Certificates, after payments of amounts available (if any) under the corridor contract) pro rata based first on their respective certificate principal balances and then on any unpaid amount of net rate carryover, to the extent needed to pay any unpaid net rate carryover for the Class A Certificates; and

•	to the Class C and Class A-R Certificates, as specified in the pooling and servicing agreement.

Credit Enhancement

Credit enhancement provides limited protection to holders of certain certificates against shortfalls in payments received on the mortgage loans. This transaction employs the following forms of credit enhancement:

Overcollateralization

“Overcollateralization” refers to the amount by which the aggregate stated principal balance of the mortgage loans exceeds the aggregate certificate principal balance of the certificates.

On the closing date, it is expected that the aggregate stated principal balance of the mortgage loans will exceed the initial aggregate certificate principal balance of the certificates by approximately $5,500,000. This is less than the amount of overcollateralization required by the pooling and servicing agreement.

On any distribution date, the amount of overcollateralization (if any) will be available to absorb the losses from liquidated mortgage loans, if those losses are not otherwise covered by excess cashflow (if any) from the mortgage loans. The required level of overcollateralization may change over time.

Prior to the stepdown date, the targeted amount of overcollateralization will equal 1.75% of the sum of the aggregate stated principal balance of the mortgage loans as of the cut-off date. On or after the stepdown date, the targeted amount of overcollateralization will be equal to the greater of: (1) 3.50% of the aggregate stated principal balance of the mortgage loans for the related distribution date and (2) 0.50% of the aggregate stated principal balance of the mortgage loans as of the cut-off date. If a trigger event is in effect on the related distribution date, the targeted amount of overcollateralization will be equal to the targeted amount of overcollateralization for the immediately preceding distribution date. If the amount of overcollateralization is below the targeted level for a distribution date, excess interest on the mortgage loans (if any) will be used to reduce the aggregate certificate principal balance of the Class A Certificates, until the required level of overcollateralization has been reached or restored.

Credit Insurance

Old Republic Insurance Company, a Pennsylvania insurance corporation, will issue a credit insurance policy that will cover mortgage loans with principal balances equaling approximately 60.41% of the aggregate stated principal balance of the mortgage loans as of the cut-off date. The mortgage loans covered by the credit insurance policy were selected by the credit insurance provider from the mortgage pool in accordance with its selection criteria. Subject to certain limitations, the credit insurance policy will generally be available to cover losses resulting from the failure by the borrowers to make scheduled payments on the covered mortgage loans that are not subject to a policy exclusion, up to an aggregate amount equal to 10.00% of the aggregate principal balance of the covered mortgage loans (approximately $60,410,000).

Loss Coverage Provided by the Sponsor

The sponsor will make payments to the issuing entity pursuant to a corporate guaranty if any claim on the mortgage loans covered by the credit insurance policy is fully or partially denied payment by the credit insurance provider due to a policy exclusion to the extent of the amount denied by the credit insurance provider. The loss coverage obligation will initially be equal to approximately $10,000,000 which is approximately 1.00% of the aggregate stated principal balance of the mortgage loans as of the cut-off date.

Excess Interest

The mortgage loans are expected to generate more interest than is needed to pay interest on the certificates because the weighted average interest rate of the mortgage loans is expected to be higher than the weighted average pass-through rate on the certificates, plus the weighted average expense fee rate. The “expense fee rate” is the sum of the servicing fee rate, the trustee fee rate and, with respect to any mortgage loan covered by the credit insurance policy, the related credit insurance premium rate. Any such interest is referred to as “excess interest”, and any excess interest remaining after payment of the premium and any reimbursement amount owing to the certificate insurer will be distributed as part of the excess cashflow as described under “—Excess Cashflow” above.

Certificate Insurance Policy

The Class A Certificates have the benefit of a financial guaranty insurance policy pursuant to which XL Capital Assurance Inc. will unconditionally and irrevocably guarantee certain payments on the Class A Certificates on each distribution date subject to certain terms and conditions set forth in the financial guaranty insurance policy.

The Corridor Contract

Countrywide Home Loans, Inc. has purchased an interest rate corridor contract for the benefit of the Class A-1 Certificates, which will be assigned to The Bank of New York, in its capacity as corridor contract administrator, on the closing date.

On or prior to the corridor contract termination date, the corridor contract counterparty will be required to make monthly payments to the corridor contract administrator, if one-month LIBOR for the related distribution date exceeds a specified rate, subject to a maximum rate. Payments made under the corridor contract will be made to the corridor contract administrator and allocated between the issuing entity and Countrywide Home Loans, Inc. as described in “Description of the Certificates — The Corridor Contract” in this free writing prospectus.

The amounts allocated to the issuing entity in respect of the corridor contract will be available to the Class A-1 Certificates to cover net rate carryover.

Any amounts received in respect of the corridor contract and allocated to the issuing entity for a distribution date that are not used on that date to cover net rate carryover on the Class A-1 Certificates will be distributed to the holders of the Class C Certificates and will not be available thereafter for payment of net rate carryover on the Class A-1 Certificates.

Allocation of Losses

Realized losses on the mortgage loans will be allocated to the certificates as described in this free writing prospectus under “Description of the Certificates—Applied Realized Loss Amounts.”

Advances

The master servicer will make cash advances with respect to delinquent payments of principal and interest on the mortgage loans to the extent that the master servicer reasonably believes that the cash advances can be repaid from future payments on the related mortgage loans. These cash advances are only intended to maintain a regular flow of scheduled interest and principal payments on the certificates and are not intended to guarantee or insure against losses.

Repurchase, Substitution and Purchase of Mortgage Loans

The sellers may be required to repurchase, or substitute a replacement mortgage loan for, any mortgage loan as to which there exists deficient documentation or as to which there has been an uncured breach of any representation or warranty relating to the characteristics of the mortgage loans that materially and adversely affects the interests of the certificateholders or the certificate insurer in that mortgage loan.

Additionally, the master servicer may purchase from the issuing entity any mortgage loan that is delinquent in payment by 150 days or more.

Countrywide Home Loans, Inc. also will be obligated to purchase any mortgage loan with respect to which it has modified the mortgage rate at the request of the borrower.

The purchase price for any mortgage loans repurchased or purchased by a seller or the master servicer will be generally equal to the stated principal balance of the mortgage loan plus interest accrued at the applicable mortgage rate (and in the case of purchases by the master servicer, less the servicing fee rate).

Optional Termination

The holder of the largest percentage interest in the Class C Certificates (the directing holder) will have the right to instruct the trustee to conduct an auction of all of the remaining assets of the issuing entity on any distribution date on or after the first distribution date on which the aggregate stated principal balance of the mortgage loans and any related real estate owned by the issuing entity is less than or equal to 10% of the aggregate stated principal balance of the mortgage loans as of the cut-off date. If the first auction is unsuccessful, the auction process may be repeated periodically at the direction of the directing holder until a successful auction is conducted. In addition, if the first auction is unsuccessful, or if the directing holder does not request an auction, then the master servicer will have the option to purchase all of the remaining assets of the issuing entity. Any successful auction of all of the remaining assets of the issuing entity or any purchase of those assets by the master servicer will result in the early retirement of the certificates. The NIM Insurer may also have the right to purchase all of the remaining assets in the issuing entity.

Material Federal Income Tax Consequences

For federal income tax purposes, the issuing entity (exclusive of the assets held in the carryover reserve fund and the issuing entity’s rights with respect to payments received under the corridor contract) will consist of two or more REMICs: one or more underlying REMICs and the master REMIC. The assets of the lowest underlying REMIC in this tiered structure will consist of the mortgage loans and any other assets designated in the pooling and servicing agreement. The offered certificates (other than the Class A-R Certificates) will represent beneficial ownership of “regular interests” in the master REMIC identified in the pooling and servicing agreement and a beneficial interest in the right to receive payments of net rate carryover pursuant to the pooling and servicing agreement. The Class A-1 Certificates will also represent the right to receive payments of net rate carryover from amounts received under the corridor contract.

The Class A-R Certificates will represent ownership of both the residual interest in the master REMIC and the residual interests in any underlying REMICs.

Legal Investment Considerations

The certificates will not be mortgage related securities for purposes of the Secondary Mortgage Market Enhancement Act of 1984, because the mortgages securing the mortgage loans are not first mortgages. Accordingly, many institutions with legal authority to invest in comparably rated securities based solely on first mortgages may not be legally authorized to invest in the certificates.

ERISA Considerations

Generally, the offered certificates (other than the Class A-R Certificates) may be purchased by a pension, employee benefit, or other plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of such a plan, so long as certain conditions are met.

THE MORTGAGE POOL

Loan Programs

Loan Program	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
5 Year Term	1	$34,542	(1)	$34,542	9.500	59.00	642	75.4
10 Year Term	304	9,537,295	0.95%	31,373	8.252	119.19	704	78.4
15 Year Term	3,725	152,252,281	15.23	40,873	8.360	179.41	700	84.2
20 Year Term	71	3,312,554	0.33	46,656	10.533	238.71	664	85.3
25 Year Term	10	637,513	0.06	63,751	10.256	286.16	691	86.4
30 Year Term	587	37,618,409	3.76	64,086	8.880	359.14	710	85.6
10 Year Term - 10 Year Interest Only Period	154	10,382,153	1.04	67,417	9.129	119.37	714	93.2
15 Year Term - 15 Year Interest Only Period	487	34,840,583	3.48	71,541	8.786	179.27	702	89.8
25 Year Term - 10 Year Interest Only Period	1,871	134,370,627	13.44	71,818	8.613	299.17	708	88.4
30 Year Term - 10 Year Interest Only Period	5	299,400	0.03	59,880	10.315	358.98	701	91.3
30/10 Fixed Balloon	2	84,952	0.01	42,476	8.870	119.00	696	80.0
30/15 Fixed Balloon	11,178	616,629,667	61.66	55,165	8.676	178.77	704	88.9
Total	18,395	$999,999,976	100.00%
___________
(1)	Less than 0.01%.

Original Terms to Stated Maturity(1)

Original Term to Maturity (Months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
60	1	$34,542	(2)	$34,542	9.500	59.00	642	75.4
120	460	20,004,400	2.00%	43,488	8.710	119.28	709	86.1
180	15,390	803,722,531	80.37	52,224	8.621	178.91	703	88.1
240	71	3,312,554	0.33	46,656	10.533	238.71	664	85.3
300	1,881	135,008,140	13.50	71,775	8.621	299.11	708	88.4
360	592	37,917,809	3.79	64,050	8.891	359.14	710	85.6
Total	18,395	$999,999,976	100.00%
____________
(1)	As of the Cut-off Date, the weighted average original term to stated maturity of the Mortgage Loans was approximately 202 months.
(2)	Less than 0.01%

Current Mortgage Loan Principal Balances(1)

Range of Current Mortgage Loan Principal Balances ($)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
0.01 - 25,000.00	3,694	$69,029,115	6.90%	$18,687	8.949	187.72	700	87.4
25,000.01 - 50,000.00	7,229	266,046,012	26.60	36,803	8.722	193.95	704	88.6
50,000.01 - 75,000.00	3,849	237,907,368	23.79	61,810	8.608	198.50	704	88.6
75,000.01 - 100,000.00	1,970	173,538,250	17.35	88,090	8.503	201.36	702	87.5
100,000.01 - 150,000.00	1,086	134,193,794	13.42	123,567	8.620	210.75	704	87.7
150,000.01 - 200,000.00	376	66,157,552	6.62	175,951	8.499	215.67	708	86.9
200,000.01 - 250,000.00	114	26,069,263	2.61	228,678	8.284	219.36	712	86.5
250,000.01 - 300,000.00	32	8,885,582	0.89	277,674	8.706	222.65	716	87.3
300,000.01 - 350,000.00	18	5,901,711	0.59	327,873	9.792	191.82	677	87.1
350,000.01 - 400,000.00	14	5,351,985	0.54	382,285	9.148	212.59	708	90.5
400,000.01 - 450,000.00	2	880,800	0.09	440,400	9.250	209.08	703	88.5
450,000.01 - 500,000.00	7	3,427,236	0.34	489,605	8.692	271.44	726	82.5
550,000.01 - 600,000.00	1	600,000	0.06	600,000	8.625	298.00	678	62.8
600,000.01 - 650,000.00	1	628,626	0.06	628,626	7.875	177.00	664	77.5
650,000.01 - 700,000.00	2	1,382,681	0.14	691,341	7.579	236.30	729	73.4
Total	18,395	$999,999,976	100.00%
___________
(1)	As of the Cut-off Date, the average current mortgage loan principal balance of the Mortgage Loans was approximately $54,363.

State Distribution of Mortgaged Properties(1)

State	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
Alabama	307	$12,206,675	1.22%	$39,761	8.469	188.52	697	92.7
Alaska	36	1,740,088	0.17	48,336	9.270	192.55	687	87.7
Arizona	701	39,181,531	3.92	55,894	8.572	197.97	697	88.5
Arkansas	5	163,142	0.02	32,628	10.101	194.71	703	96.4
California	3,272	268,125,427	26.81	81,945	8.424	218.12	705	84.5
Colorado	660	32,130,760	3.21	48,683	8.892	196.65	712	92.6
Connecticut	148	7,552,202	0.76	51,028	8.622	200.83	690	88.4
Delaware	48	2,519,538	0.25	52,490	8.436	197.18	709	89.4
District of Columbia	20	1,636,106	0.16	81,805	8.024	194.06	699	80.1
Florida	1,379	76,276,251	7.63	55,313	8.582	201.07	702	84.0
Georgia	557	25,415,943	2.54	45,630	9.042	190.59	699	93.6
Hawaii	138	11,951,652	1.20	86,606	8.732	201.27	725	83.4
Idaho	210	9,107,473	0.91	43,369	8.498	188.27	699	88.3
Illinois	498	22,787,753	2.28	45,759	9.015	193.91	702	90.1
Indiana	372	12,390,068	1.24	33,307	8.586	187.29	700	93.8
Iowa	75	2,665,249	0.27	35,537	8.684	185.18	709	93.1
Kansas	67	2,324,037	0.23	34,687	8.884	182.49	708	92.0
Kentucky	245	9,651,035	0.97	39,392	8.491	190.77	702	92.4
Louisiana	114	4,749,404	0.47	41,661	8.856	183.44	701	89.2
Maine	61	2,576,575	0.26	42,239	8.763	191.39	686	87.3
Maryland	378	25,020,127	2.50	66,191	8.911	205.31	695	87.2
Massachusetts	400	23,173,754	2.32	57,934	8.265	193.64	705	84.6
Michigan	1,046	39,722,492	3.97	37,976	8.699	187.49	710	92.6
Minnesota	443	22,458,361	2.25	50,696	8.584	193.27	717	91.6
Mississippi	72	2,326,690	0.23	32,315	8.806	181.93	700	90.2
Missouri	361	13,399,238	1.34	37,117	8.626	187.80	700	92.8
Montana	194	8,884,704	0.89	45,797	8.369	189.38	715	86.3
Nebraska	42	1,750,920	0.18	41,689	8.346	200.27	708	91.5
Nevada	673	40,745,519	4.07	60,543	8.712	204.15	713	89.7
New Hampshire	103	5,090,102	0.51	49,418	8.046	184.34	702	87.5
New Jersey	384	23,073,351	2.31	60,087	8.982	187.65	692	86.8
New Mexico	112	5,285,685	0.53	47,194	8.878	185.74	701	89.0
New York	365	23,567,681	2.36	64,569	8.958	198.34	695	86.2
North Carolina	357	14,686,823	1.47	41,140	9.308	190.47	697	92.0
North Dakota	19	595,492	0.06	31,342	8.859	181.42	689	94.2
Ohio	497	17,642,417	1.76	35,498	8.508	185.21	701	93.5
Oklahoma	90	3,287,408	0.33	36,527	9.303	193.70	697	92.3
Oregon	415	23,781,435	2.38	57,305	8.189	194.01	707	88.0
Pennsylvania	411	19,422,717	1.94	47,257	8.808	192.33	697	89.1
Rhode Island	46	2,290,883	0.23	49,802	8.752	184.20	696	86.4
South Carolina	118	4,432,423	0.44	37,563	9.006	222.79	704	90.8
South Dakota	29	1,220,702	0.12	42,093	8.289	187.41	705	89.4
Tennessee	374	13,833,190	1.38	36,987	8.457	181.00	706	91.0
Texas	637	19,688,994	1.97	30,909	8.811	201.18	718	95.7
Utah	430	18,923,661	1.89	44,009	8.975	187.20	703	90.5
Vermont	23	980,090	0.10	42,613	10.158	185.00	674	88.9
Virginia	429	27,379,162	2.74	63,821	8.791	204.77	701	87.3
Washington	640	34,312,949	3.43	53,614	9.004	193.55	701	88.5
West Virginia	30	1,254,318	0.13	41,811	9.236	185.77	677	88.3
Wisconsin	341	15,406,765	1.54	45,181	8.445	190.56	699	91.1
Wyoming	23	1,211,013	0.12	52,653	8.834	182.85	699	88.7
Total	18,395	$999,999,976	100.00%
_________
(1)	As of the Cut-off Date, no more than approximately 0.22% of the Mortgage Loans was secured by mortgaged properties located in any one postal zip code area.

Original Combined Loan-to-Value Ratios(1)

Range of Original Combined Loan-to-Value Ratios (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
50.00 or Less	563	$29,537,079	2.95%	$52,464	7.740	198.11	721	40.0
50.01 - 55.00	211	13,477,259	1.35	63,873	7.466	201.29	713	52.7
55.01 - 60.00	281	15,919,682	1.59	56,654	7.664	199.04	718	57.6
60.01 - 65.00	346	21,273,883	2.13	61,485	7.655	205.68	709	62.8
65.01 - 70.00	467	30,186,544	3.02	64,639	7.726	207.45	707	67.7
70.01 - 75.00	561	33,529,907	3.35	59,768	7.851	203.90	712	72.7
75.01 - 80.00	921	58,679,538	5.87	63,713	8.045	201.07	702	78.2
80.01 - 85.00	1,121	57,555,401	5.76	51,343	8.402	202.45	699	83.0
85.01 - 90.00	4,259	207,454,641	20.75	48,710	8.782	203.09	699	88.8
90.01 - 95.00	4,664	248,827,886	24.88	53,351	8.804	198.54	693	93.9
95.01 - 100.00	5,001	283,558,158	28.36	56,700	9.030	200.25	713	99.4
Total	18,395	$999,999,976	100.00%
_________
(1)	As of the Cut-Date, the weighted average original Combined Loan-to-Value Ratio of the Mortgage Loans was approximately 87.97%.

Current Mortgage Rates(1)

Range of Current Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
5.001 - 5.500	1	$268,810	0.03%	$268,810	5.500	176.00	757	53.7
5.501 - 6.000	236	19,606,154	1.96	83,077	5.989	240.60	730	74.0
6.001 - 6.500	418	30,594,473	3.06	73,193	6.385	209.47	729	74.8
6.501 - 7.000	1,032	65,603,758	6.56	63,570	6.868	198.23	721	79.3
7.001 - 7.500	2,022	115,483,556	11.55	57,114	7.379	196.51	719	83.2
7.501 - 8.000	3,016	164,954,299	16.50	54,693	7.822	198.17	711	86.7
8.001 - 8.500	2,499	130,625,540	13.06	52,271	8.338	198.51	707	89.3
8.501 - 9.000	2,781	144,338,106	14.43	51,902	8.821	200.84	697	91.4
9.001 - 9.500	1,966	97,649,943	9.76	49,669	9.335	198.61	695	91.5
9.501 - 10.000	1,667	84,411,291	8.44	50,637	9.798	197.90	692	92.3
10.001 - 10.500	879	46,225,406	4.62	52,589	10.336	204.10	688	92.3
10.501 - 11.000	775	41,742,107	4.17	53,861	10.802	205.63	688	92.8
11.001 - 11.500	346	18,975,226	1.90	54,842	11.317	205.59	680	92.3
11.501 - 12.000	498	26,168,636	2.62	52,547	11.878	201.24	681	91.8
12.001 - 12.500	82	4,311,896	0.43	52,584	12.320	217.82	673	92.0
12.501 - 13.000	75	3,842,340	0.38	51,231	12.750	227.87	658	90.3
13.001 - 13.500	32	1,785,992	0.18	55,812	13.341	297.29	655	96.1
13.501 - 14.000	30	1,289,298	0.13	42,977	13.803	260.18	664	90.8
Greater than 14.000	40	2,123,146	0.21	53,079	15.579	248.23	683	98.1
Total	18,395	$999,999,976	100.00%
__________
(1)
The current mortgage rates listed in the preceding table include premiums related to the Credit Insurance Policy. As of the Cut-off Date, the weighted average current mortgage rate of the Mortgage Loans was approximately 8.639% per annum. As of the Cut-off Date, the weighted average current mortgage rate of the Mortgage Loans net of the premium charged in connection with the Credit Insurance Policy, the Master Servicing Fees and the Trustee Fee was approximately 7.465% per annum.

Types of Mortgaged Properties

Property Type	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
Single Family Residence	13,119	$710,897,855	71.09%	$54,188	8.557	200.14	701	87.1
Planned Unit Development	3,072	181,410,368	18.14	59,053	8.795	203.29	709	90.8
Low-rise Condominium	1,724	79,995,411	8.00	46,401	8.717	202.42	713	89.6
2 Family Home	277	15,097,429	1.51	54,503	9.472	202.70	701	87.6
High-rise Condominium	106	6,399,463	0.64	60,372	9.551	206.16	714	88.4
3 Family Home	48	3,437,233	0.34	71,609	9.152	194.61	710	81.0
4 Family Home	44	2,597,931	0.26	59,044	10.057	204.80	718	84.1
Hotel Condominium	5	164,286	0.02	32,857	9.403	274.62	686	94.5
Total	18,395	$999,999,976	100.00%

Purpose of Mortgage Loans

Loan Purpose	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
Refinance (cash-out)	10,250	$570,911,734	57.09%	$55,699	8.466	202.18	698	85.4
Purchase	4,899	230,677,722	23.07	47,087	9.236	202.92	721	96.0
Refinance (rate/term)	3,246	198,410,520	19.84	61,125	8.444	195.24	702	86.0
Total	18,395	$999,999,976	100.00%

Occupancy Types(1)

Occupancy Type	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
Primary Residence	17,249	$951,073,974	95.11%	$55,138	8.588	200.88	703	88.1
Secondary Residence	503	22,402,010	2.24	44,537	9.292	204.71	717	87.6
Investment Property	643	26,523,992	2.65	41,250	9.912	201.15	715	84.3
Total	18,395	$999,999,976	100.00%
___________
(1)	Based upon representations of the related borrowers at the time of origination.

Remaining Terms to Maturity(1)

Range of Remaining Terms to Maturity (Months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
1 - 120	466	$20,133,630	2.01%	$43,205	8.721	119.08	709	86.1
121 - 180	15,387	803,701,990	80.37	52,233	8.620	178.92	703	88.1
181 - 300	1,951	138,253,194	13.83	70,863	8.668	297.72	707	88.3
301 - 360	591	37,911,163	3.79	64,147	8.890	359.19	710	85.6
Total	18,395	$999,999,976	100.00%
____________
(1) As of the Cut-off Date, the weighted average remaining term to maturity of the Mortgage Loans was approximately 201 months.

Documentation Programs

Documentation Program	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
Reduced	4,939	$316,116,951	31.61%	$64,004	9.320	205.63	708	89.0
Streamlined	4,664	245,060,685	24.51	52,543	8.127	195.05	702	84.5
Full	4,661	245,970,058	24.60	52,772	8.421	203.74	698	88.9
Alternative	3,098	151,383,167	15.14	48,865	8.394	196.57	699	89.3
Super-Streamlined	996	39,620,453	3.96	39,780	8.537	197.29	736	89.7
Stated Income/Stated Asset	37	1,848,662	0.18	49,964	11.512	262.42	692	92.3
Total	18,395	$999,999,976	100.00%

FICO Credit Scores(1)

Range of FICO Credit Scores	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
Greater than 820	4	$69,680	0.01%	$17,420	8.222	213.88	823	92.8
801 - 820	243	12,032,696	1.20	49,517	7.990	204.49	807	80.8
781 - 800	787	38,674,489	3.87	49,142	8.038	202.04	789	84.2
761 - 780	1,389	72,808,195	7.28	52,418	8.119	202.59	770	85.0
741 - 760	1,796	98,518,639	9.85	54,854	8.170	202.39	750	86.8
721 - 740	2,245	128,841,612	12.88	57,390	8.292	203.00	730	88.8
701 - 720	2,731	163,880,963	16.39	60,008	8.533	203.37	710	90.0
681 - 700	2,608	145,880,446	14.59	55,936	8.690	202.68	690	89.1
661 - 680	2,995	163,019,684	16.30	54,431	8.848	199.08	670	89.3
641 - 660	2,019	99,518,569	9.95	49,291	9.432	196.97	651	87.2
621 - 640	1,505	72,919,770	7.29	48,452	9.372	193.21	631	85.7
601 - 620	70	3,673,468	0.37	52,478	9.586	207.19	619	86.3
581 - 600	1	76,563	0.01	76,563	9.600	179.00	600	85.0
561 - 580	1	35,078	(2)	35,078	8.350	179.00	573	95.0
541 - 560	1	50,126	0.01	50,126	11.250	336.00	549	99.1
Total	18,395	$999,999,976	100.00%
____________
(1)	As of the Cut-off Date, the weighted average FICO Credit Score of the mortgagors related to the Mortgage Loans was approximately 704.
(2)	Less than 0.01%.

Prepayment Charge Periods

Prepayment Charge Periods (Months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
0	11,080	$570,110,147	57.01%	$51,454	9.044	199.16	705	89.3
2	1	28,832	(1)	28,832	13.350	179.00	627	90.0
3	1	24,961	(1)	24,961	8.750	239.00	736	74.1
6	6	300,644	0.03	50,107	9.756	205.94	699	83.7
12	220	16,752,423	1.68	76,147	8.971	202.12	697	88.4
15	1	74,873	0.01	74,873	7.990	239.00	656	70.0
24	22	1,225,134	0.12	55,688	11.417	189.49	674	95.4
36	2,240	101,631,906	10.16	45,371	8.291	208.84	703	88.7
60	4,824	309,851,056	30.99	64,231	7.979	201.70	702	85.2
Total	18,395	$999,999,976	100.00%
____________
(1)	Less than 0.01%

Interest Only Periods at Origination

Interest Only Periods (Months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	% of Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Combined Loan-to-Value Ratio (%)
0	15,878	$820,107,214	82.01%	$51,651	8.630	186.78	703	87.8
120	2,030	145,052,180	14.51	71,454	8.654	286.42	708	88.7
180	487	34,840,583	3.48	71,541	8.786	179.27	702	89.8
Total	18,395	$999,999,976	100.00%

SERVICING OF THE MORTGAGE LOANS

Servicing Compensation and Payment of Expenses

The Master Servicer will be paid a monthly fee (the “Master Servicing Fee”) from collections with respect to each Mortgage Loan (as well as from any liquidation proceeds or Subsequent Recoveries) equal to one-twelfth of the Stated Principal Balance thereof multiplied by the Servicing Fee Rate. The “Servicing Fee Rate” for each Mortgage Loan will equal 0.50% per annum. The amount of the monthly Master Servicing Fee is subject to adjustment with respect to Mortgage Loans that are prepaid in full, as described in this free writing prospectus under “— Adjustment to Master Servicing Fee in Connection with Certain Prepaid Mortgage Loans.”

The Master Servicer is also entitled to receive, as additional servicing compensation, amounts in respect of interest paid on Principal Prepayments received during that portion of a Prepayment Period from the related Due Date to the end of the Prepayment Period (“Prepayment Interest Excess”), all late payment fees, assumption fees and other similar charges (excluding prepayment charges), with respect to the Mortgage Loans, and all investment income earned on amounts on deposit in the Certificate Account and Distribution Account. The Master Servicer is obligated to pay certain ongoing expenses associated with the Mortgage Loans and incurred by the Trustee in connection with its responsibilities under the Pooling and Servicing Agreement.

Adjustment to Master Servicing Fee in Connection With Certain Prepaid Mortgage Loans

When a borrower prepays all or a portion of a Mortgage Loan between scheduled monthly payment dates (“Due Dates”), the borrower pays interest on the amount prepaid only to the date of prepayment. Principal Prepayments which are received during that portion of the Prepayment Period from the related Due Date in the Prepayment Period to the end of the Prepayment Period reduce the Scheduled Payment of interest for the following Due Date but are included in a distribution that occurs on or prior to the distribution of the Scheduled Payment, and accordingly no shortfall in interest otherwise distributable to holders of the Certificates results. Conversely, Principal Prepayments received from that portion of the Prepayment Period from the beginning of the Prepayment Period to the related Due Date in that Prepayment Period reduce the Scheduled Payment of interest for that Due Date and are included in a distribution that occurs on or after the distribution of the Scheduled Payment, and accordingly an interest shortfall (a “Prepayment Interest Shortfall”) could result. In order to mitigate the effect of any Prepayment Interest Shortfall on interest distributions to holders of the Certificates on any Distribution Date, one-half of the amount of the Master Servicing Fee otherwise payable to the Master Servicer for the month will, to the extent of the Prepayment Interest Shortfall, be deposited by the Master Servicer in the Certificate Account for distribution to holders of the Certificates entitled thereto on the Distribution Date. The amount of this deposit by the Master Servicer is referred to as “Compensating Interest” and will be reflected in the distributions to holders of the Certificates entitled thereto made on the Distribution Date on which the Principal Prepayments received would be distributed. Any shortfall in interest distributions to the Class A certificateholders resulting from Prepayment Interest Shortfalls will not be covered by the Certificate Insurance Policy.

DESCRIPTION OF THE CERTIFICATES

General

The Certificates will be issued pursuant to the Pooling and Servicing Agreement. We summarize below the material terms and provisions pursuant to which the Certificates will be issued. The summaries are subject to, and are qualified in their entirety by reference to, the provisions of the Pooling and Servicing Agreement. When particular provisions or terms used in the Pooling and Servicing Agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference. We will file a final copy of the Pooling and Servicing Agreement after the issuing entity issues the Certificates.

The CWHEQ, Inc., Home Equity Loan Asset Backed Certificates, Series 2006-S7 (the “Certificates”) will consist of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6, Class A-R, Class P and Class C Certificates.

When describing the Certificates in this free writing prospectus we use the following terms:

Designation	Class of Certificates
Class A Certificates	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-6 Certificates
Adjustable Rate Certificates	Class A-1 Certificates
Fixed Rate Certificates	Class A-2, Class A-3, Class A-4, Class A-5 and Class A-6 Certificates
Offered Certificates	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6 and Class A-R Certificates

The Certificates are generally referred to as the following types:

Class	Type
Class A-1	Senior/Adjustable Rate
Class A-2	Senior/Fixed Rate
Class A-3	Senior/Fixed Rate
Class A-4	Senior/Fixed Rate
Class A-5	Senior/Fixed Rate
Class A-6	Senior/Fixed Rate/NAS
Class A-R	Senior/REMIC Residual
Class P	Prepayment Charges
Class C	Residual

Book-Entry Certificates; Denominations

The Offered Certificates (other than the Class A-R Certificates) will be book-entry certificates (the “Book-Entry Certificates”). The Class A-R Certificates will be issued as two certificates in fully registered certificated form in an aggregate denomination of $100. Persons acquiring beneficial ownership interests in the Book-Entry Certificates (“Certificate Owners”) may elect to hold their Book-Entry Certificates through the Depository Trust Company (“DTC”) in the United States, or Clearstream, Luxembourg or the Euroclear System (“Euroclear”), in Europe, if they are participants of these systems, or indirectly through organizations which are participants in these systems. Each class of Book-Entry Certificates will be issued in one or more certificates which equal the aggregate Certificate Principal Balance of the applicable class of the Book-Entry Certificates and will initially be registered in the name of Cede & Co., the nominee of DTC. Beneficial interests in the Book-Entry Certificates may be held in minimum denominations representing Certificate Principal Balances of $25,000 and integral multiples of $1 in excess thereof. Except as set forth under “Description of the Securities—Book-Entry Registration of Securities” in the prospectus, no person acquiring a beneficial ownership interest in a Book-Entry Certificate (each, a “beneficial owner”) will be entitled to receive a physical certificate representing the person’s beneficial ownership interest in the Book-Entry Certificate (a “Definitive Certificate”). Unless and until Definitive Certificates are issued, it is anticipated that the only certificateholder of the Book-Entry Certificates will be Cede & Co., as nominee of DTC. Certificate Owners will not be certificateholders as that term is used in the Pooling and Servicing Agreement. Certificate Owners are only permitted to exercise their rights indirectly through the participating organizations that utilize the services of DTC, including securities brokers and dealers, banks and trust companies and clearing corporations and certain other organizations (“Participants”) and DTC. See “Description of the Securities—Book-Entry Registration of Securities” in the prospectus.

Glossary of Terms

The following terms have the meanings shown below to help describe the cash flow on the Certificates. The definitions are organized based on the context in which they are most frequently used. However, certain definitions may be used in multiple contexts.

General Definitions.

“Adjusted Net Mortgage Rate” with respect to each Mortgage Loan means the Mortgage Rate less the related Expense Fee Rate.

“Business Day” is any day other than:

(1) a Saturday or Sunday or

(2) a day on which either the Certificate Insurer or banking institutions in the State of California, the State of New York or the city in which the Corporate Trust Office of the Trustee is located, are authorized or obligated by law or executive order to be closed.

“Certificate Principal Balance” means for any class of Class A Certificates, the aggregate outstanding principal balance of all Certificates of the class, less:

(1) all amounts previously distributed to holders of Certificates of that class as scheduled and unscheduled payments of principal, including in the case of the Class A Certificates, any payments of principal under the Certificate Insurance Policy; and

(2) the Applied Realized Loss Amounts allocated to the class;

•
provided, however, that if Applied Realized Loss Amounts have been allocated to the Certificate Principal Balance of any class of Class A Certificates, the Certificate Principal Balance thereof will be increased on each Distribution Date after the allocation of Applied Realized Loss Amounts, pro rata, by the amount of Subsequent Recoveries collected during the related Due Period (if any) (but not by more than the amount of the Unpaid Realized Loss Amount for the class). However, to the extent an Applied Realized Loss Amount with respect to any class of Class A Certificates was covered under the Certificate Insurance Policy, the Certificate Principal Balance of that class will not be increased by any related Subsequent Recovery otherwise payable to the holder of that class, and such Subsequent Recovery will instead be paid the Certificate Insurer to the extent of the Applied Realized Loss Amount covered under the Certificate Insurance Policy, and

•
any payment of principal under the Certificate Insurance Policy up to the amount of the Applied Realized Loss Amount in respect of any class of Class A Certificates will not result in a further reduction of the Certificate Principal Balance of that class of Class A Certificates.

After any allocation of amounts in respect of Subsequent Recoveries to the Certificate Principal Balance of a class of Class A Certificates, a corresponding decrease will be made on the Distribution Date to the Unpaid Realized Loss Amount for that class or classes. Holders of these Certificates will not be entitled to any payment in respect of interest that would have accrued on the amount of the increase in Certificate Principal Balance for any Accrual Period preceding the Distribution Date on which the increase occurs.

Exclusively for the purpose of determining any subrogation rights of the Certificate Insurer under the Pooling and Servicing Agreement, the “Certificate Principal Balance” of the Class A Certificates is not reduced by the amount of any payments made by the Certificate Insurer in respect of principal on the Class A Certificates under the Certificate Insurance Policy, except to the extent that the payment has been reimbursed to the Certificate Insurer pursuant to the provisions of the Pooling and Servicing Agreement.

“Distribution Date” means the 25th day of each month, or if the 25th day is not a Business Day, on the first Business Day thereafter, commencing in December 2006.

“Due Period” means with respect to any Distribution Date, the period beginning on the second day of the calendar month preceding the calendar month in which the Distribution Date occurs and ending on the first day of the month in which the Distribution Date occurs.

“Excess Proceeds” with respect to a liquidated Mortgage Loan means the amount, if any, by which the sum of any Liquidation Proceeds and Subsequent Recoveries exceed the sum of (i) the unpaid principal balance of the Mortgage Loan plus (ii) accrued interest on the Mortgage Loan at the Mortgage Rate during each Due Period as to which interest was not paid or advanced on the Mortgage Loan.

“Final Recovery Determination” means a determination by the Master Servicer that it has received all proceeds it expects to receive with respect to the liquidation of a Mortgage Loan.

“Insurance Proceeds” means all proceeds of any insurance policy (including, without limitation, the Credit Insurance Policy) received prior to or in connection with a Final Recovery Determination (to the extent that the proceeds are not applied to the restoration of the property or released to the borrower in accordance with the Master Servicer’s normal servicing procedures), other than proceeds that represent reimbursement of the Master Servicer’s costs and expenses incurred in connection with presenting claims under the related insurance policy.

“Liquidation Proceeds” means any Insurance Proceeds and all other net proceeds received prior to or in connection with a Final Recovery Determination in connection with the partial or complete liquidation of a Mortgage Loan (whether through trustee’s sale, foreclosure sale or otherwise) or in connection with any condemnation or partial release of the related Mortgaged Property, together with the net proceeds received prior to or in connection with a Final Recovery Determination with respect to any Mortgaged Property acquired by the Master Servicer by foreclosure or deed in lieu of foreclosure in connection with a defaulted Mortgage Loan (other than the amount of the net proceeds representing Excess Proceeds and net of reimbursable expenses). To the extent that any proceeds of the liquidation of a Mortgage Loan are recovered by Old Republic in connection with a claim paid under the Credit Insurance Policy, pursuant to Old Republic’s subrogation rights under the terms of that policy, such proceeds will not be included in the Liquidation Proceeds available to the issuing entity.

“Percentage Interest” with respect to any Certificate, means the percentage derived by dividing the denomination of the Certificate by the aggregate denominations of all Certificates of the applicable class.

“Record Date” means:

(1) in the case of the Adjustable Rate Certificates, the Business Day immediately preceding the Distribution Date, unless the Adjustable Rate Certificates are no longer book-entry certificates, in which case the Record Date will be the last Business Day of the month preceding the month of the Distribution Date, and

(2) in the case of the Fixed Rate and Class A-R Certificates, the last Business Day of the month preceding the month of that Distribution Date.

“Subsequent Recoveries” means, with respect to any Mortgage Loan in respect of which a Realized Loss was incurred, any proceeds of the type described in the definitions of “Insurance Proceeds” and “Liquidation Proceeds” received in respect of the Mortgage Loan after a Final Recovery Determination (other than the amount of the net proceeds representing Excess Proceeds and net of reimbursable expenses).

Definitions related to Interest Calculations and Distributions.

“Accrual Period” for any Distribution Date, means (i) for the Adjustable Rate Certificates, the period from and including the preceding Distribution Date (or from and including the Closing Date in the case of the first Distribution Date) to and including the day prior to the current Distribution Date and (ii) for the Fixed Rate Certificates, the calendar month before the month of that Distribution Date.

“Certificate Insurance Premium” means for any Distribution Date the fee payable to the Certificate Insurer in respect of its services as Certificate Insurer that accrues at the Certificate Insurance Premium Rate for the Class A Certificates on a balance equal to the aggregate Certificate Principal Balance of the Class A Certificates on the prior Distribution Date (after giving effect to any distributions of principal to be made on such Distribution Date). The Certificate Insurance Premium shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

“Certificate Insurance Premium Rate” means a rate equal to 0.090% per annum.

“Certificate Insurer Reimbursement Amount” means, with respect to any Distribution Date, (i) all Insured Payments paid by the Certificate Insurer for which the Certificate Insurer has not been reimbursed prior to the Distribution Date, plus (ii) interest accrued on the Insured Payments not previously repaid calculated at the Late Payment Rate from the date the Insured Payments were made, plus (iii) any other amounts then due and owing to the Certificate Insurer under the insurance and indemnity agreement relating to the Certificate Insurance Policy plus interest accrued on such amounts not previously paid calculated at the Late Payment Rate.

“Credit Insurance Premium” means for any Distribution Date the aggregate fee payable to the Credit Insurance Provider that accrues at the applicable Credit Insurance Premium Rate on the Stated Principal Balance of each Covered Loan for the Distribution Date. The Credit Insurance Premium shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

“Credit Insurance Premium Rate” is the rate at which the Credit Insurance Premium accrues on each Mortgage Loan and ranges from 0.51% to 3.99% per annum. As of the Cut-off Date, the weighted average Credit Insurance Premium Rate with respect to the Covered Loans (weighted on the basis of the Stated Principal Balances of the Covered Loans) is approximately 1.10% per annum.

“Current Interest” with respect to each class of interest-bearing Certificates and each Distribution Date means the interest accrued at the Pass-Through Rate for the applicable Accrual Period on the Certificate Principal Balance of the class immediately prior to the Distribution Date.

“Expense Fee Rate” with respect to each Mortgage Loan is equal to the sum of (i) the Servicing Fee Rate and the Trustee Fee Rate and (ii) with respect to a Covered Mortgage Loan, the Credit Insurance Premium Rate. As of the Cut-off Date, the weighted average Expense Fee Rate is expected to equal approximately 1.174% per annum.

“Interest Carry Forward Amount,” with respect to each class of interest-bearing Certificates and each Distribution Date, is the excess of:

(a) Current Interest for such class with respect to prior Distribution Dates over

(b) the amount actually distributed to such class with respect to interest on prior Distribution Dates.

“Interest Determination Date” means for the Adjustable Rate Certificates, the second LIBOR Business Day preceding the commencement of each Accrual Period.

“Interest Funds” means for any Distribution Date, (1) an amount equal to (a) the Interest Remittance Amount for that Distribution Date plus (b) solely for the purposes of calculating the Deficiency Amount, the amount on deposit in the Premium Account after taking into account any deposits to the Premium Account on such Distribution Date, less (2) the Trustee Fee for the Distribution Date, less (3) the Credit Insurance Premium for the Covered Loans for such Distribution Date.

“Interest Remittance Amount” means with respect to any Distribution Date:

(a) the sum, without duplication, of:

(1) all scheduled interest collected during the related Due Period, less the related Master Servicing Fee,

(2) all interest on prepayments, other than Prepayment Interest Excess,

(3) all Advances relating to interest,

(4) all Compensating Interest,

(5) all Liquidation Proceeds collected during the related Due Period (to the extent that the Liquidation Proceeds relate to interest),

(6) any payments received under the Credit Insurance Policy attributable to interest for the related Due Period, and

(7) any Loss Coverage Payment attributable to interest for the related Due Period, less

(b) all Advances relating to interest and certain expenses reimbursed during the related Due Period.

“Net Rate Cap” for each Distribution Date means (1) the weighted average Adjusted Net Mortgage Rates of the Mortgage Loans as of the first day of the related Due Period (after giving effect to principal prepayments received during the Prepayment Period that ends during such Due Period), less (2) the Certificate Insurance Premium Rate, times a fraction, the numerator of which is (a) the aggregate Certificate Principal Balance of the Class A Certificates and the denominator of which is (b) the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period (after giving effect to principal prepayments received during the Prepayment Period that ends during such Due Period). The Net Rate Cap is adjusted in the case of the Class A-1 Certificates only, to an effective rate reflecting the calculation of interest on the basis of the actual number of days elapsed during the related Accrual Period and a 360-day year.

“Net Rate Carryover” for a class of Class A Certificates on any Distribution Date means the excess of:

(1) the amount of interest that the class would have accrued for the Distribution Date had the Pass-Through Rate for that class and the related Accrual Period not been calculated based on the applicable Net Rate Cap, over

(2) the amount of interest the class accrued on the Distribution Date based on the applicable Net Rate Cap,

plus the unpaid portion of this excess from prior Distribution Dates (and interest accrued thereon at the then applicable Pass-Through Rate, without giving effect to the applicable Net Rate Cap).

Any Net Rate Carryover for the Class A Certificates will not be covered by the Certificate Insurance Policy.

The “Pass-Through Margin” for the Class A-1 Certificates is 0.090%.

“Pass-Through Rate” with respect to each Accrual Period and the Class A-1 Certificates means a per annum rate equal to the lesser of:

(1) One-Month LIBOR for the Accrual Period (calculated as described below under “— Calculation of One-Month LIBOR”) plus the Pass-Through Margin for the class, and

(2) the applicable Net Rate Cap for the related Distribution Date.

“Pass-Through Rate” with respect to each Accrual Period and the Fixed Rate Certificates means a per annum rate equal to the lesser of:

(1) the per annum fixed rate for the class set forth in the table below, and

(2) the applicable Net Rate Cap for the related Distribution Date.

Class of Certificates	Pass-Through Rate
Class A-2	5.571%
Class A-3	5.712%
Class A-4	5.731%
Class A-5	5.945%
Class A-6	5.693%

“Premium Account” means an account created and maintained by the Trustee on behalf of the certificateholders and the Certificate Insurer.

“Trustee Fee Rate” means a rate equal to 0.009% per annum.

Definitions related to Principal Calculations and Distributions.

“Class A Principal Distribution Amount” for any Distribution Date means the excess of:

(1) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to the Distribution Date, over

(2) the aggregate Stated Principal Balance of the Mortgage Loans for the Distribution Date minus the Overcollateralization Target Amount for such Distribution Date.

A “Cumulative Loss Trigger Event” with respect to any Distribution Date on or after the Stepdown Date, exists if (x) the aggregate amount of Realized Losses on the Mortgage Loans from the Cut-off Date for each Mortgage Loan to (and including) the last day of the related Due Period (reduced by the aggregate amount of any Subsequent Recoveries received through the last day of that Due Period) exceeds (y) the applicable percentage, for that Distribution Date, of the Cut-off Date Pool Principal Balance, as set forth below:

Distribution Date	Percentage

May 2009 — October 2009	2.50% with respect to May 2009, plus an additional 1/6th of 0.50% for each month thereafter through October 2009
November 2009 — October 2010	3.00% with respect to November 2009, plus an additional 1/12th of 0.50% for each month thereafter through October 2010
November 2010 — October 2011	3.50% with respect to November 2010, plus an additional 1/12th of 0.50% for each month thereafter through October 2011
November 2011 and thereafter	4.00%

A “Delinquency Trigger Event” with respect to any Distribution Date on or after the Stepdown Date exists if the Rolling Sixty-Day Delinquency Rate for the outstanding Mortgage Loans equals or exceeds the for that Distribution Date, as set forth below:

Distribution Date	Percentage

May 2009 — October 2009	3.00%
November 2009 — October 2010	4.00%
November 2010 — October 2011	4.50%
November 2011 and thereafter	5.00%

“Excess Overcollateralization Amount” for any Distribution Date, is the excess, if any, of the Overcollateralized Amount for the Distribution Date over the Overcollateralization Target Amount for the Distribution Date.

“Extra Principal Distribution Amount” with respect to any Distribution Date means the lesser of (1) the Overcollateralization Deficiency Amount for the Distribution Date and (2) the Excess Cashflow for the Distribution Date.

“NAS Principal Distribution Amount” for any Distribution Date means the product of:

(1) a fraction, the numerator of which is the Certificate Principal Balance of the Class A-6 Certificates and the denominator of which is the aggregate Certificate Principal Balance of the Class A Certificates, in each case immediately prior to the Distribution Date,

(2) any amounts to be distributed to the Class A Certificates on the Distribution Date pursuant to clause (2) under “—Distributions—Distributions of Principal” below, and

(3) the applicable percentage for the Distribution Date set forth in the following table:

Distribution Date	Percentage

December 2006 — November 2009	0%
December 2009 — November 2011	45%
December 2011 — November 2012	80%
December 2012 — November 2013	100%
December 2013 and thereafter	300%

“OC Floor” means an amount equal to 0.50% of the Cut-off Date Pool Principal Balance.

“Overcollateralization Deficiency Amount” with respect to any Distribution Date means the amount, if any, by which the Overcollateralization Target Amount exceeds the Overcollateralized Amount on the Distribution Date (after giving effect to the distribution of the Principal Distribution Amount (other than the portion thereof consisting of the Extra Principal Distribution Amount) on the Distribution Date).

“Overcollateralization Reduction Amount” for any Distribution Date is an amount equal to the lesser of (i) the Excess Overcollateralization Amount for the Distribution Date and (ii) the Principal Remittance Amount for the Distribution Date.

“Overcollateralization Target Amount” means with respect to any Distribution Date (a) prior to the Stepdown Date, an amount equal to 1.75% of the Cut-off Date Pool Principal Balance and (b) on or after the Stepdown Date, the greater of (i) an amount equal to 3.50% of the aggregate Stated Principal Balance of the Mortgage Loans for that Distribution Date and (ii) the OC Floor; provided, however, that if a Trigger Event is in effect on any Distribution Date, the Overcollateralization Target Amount will be the Overcollateralization Target Amount as in effect for the prior Distribution Date.

“Overcollateralized Amount” for any Distribution Date means the amount, if any, by which (x) the aggregate Stated Principal Balance of the Mortgage Loans for the Distribution Date exceeds (y) the sum of the aggregate Certificate Principal Balance of the Class A Certificates as of the Distribution Date (after giving effect to distribution of the Principal Remittance Amounts to be distributed on the Distribution Date).

“Principal Distribution Amount” with respect to each Distribution Date means the sum of:

(1) the Principal Remittance Amount for the Distribution Date, and

(2) the Extra Principal Distribution Amount for the Distribution Date,

minus

(4) the Overcollateralization Reduction Amount for the Distribution Date.

“Principal Remittance Amount” with respect to any Distribution Date means:

(a) the sum, without duplication, of:

(1) the scheduled principal collected during the related Due Period or advanced with respect to the Distribution Date,

(2) prepayments collected in the related Prepayment Period,

(3) the Stated Principal Balance of each Mortgage Loan that was repurchased by a Seller or purchased by the Master Servicer,

(4) the amount, if any, by which the aggregate unpaid principal balance of any Replacement Mortgage Loans delivered by Countrywide Home Loans in connection with a substitution of a Mortgage Loan is less than the aggregate unpaid principal balance of any Deleted Mortgage Loans,

(5) any payments received under the Credit Insurance Policy attributable to principal for the related Due Period,

(6) any Loss Coverage Payment attributable to principal for the related Due Period, and

(7) all Liquidation Proceeds (to the extent that the Liquidation Proceeds relate to principal) and Subsequent Recoveries collected during the related Due Period, less

(b) all Advances relating to principal and certain expenses reimbursed during the related Due Period.

“Realized Loss” means with respect to any defaulted Mortgage Loan, the excess of the Stated Principal Balance of the defaulted Mortgage Loan over the Liquidation Proceeds allocated to principal that have been received with respect to the defaulted Mortgage Loan on or at any time prior to the last day of the related Due Period during which the defaulted Mortgage Loan is liquidated.

“Rolling Sixty-Day Delinquency Rate” with respect to any Distribution Date on or after the Stepdown Date, means the average of the Sixty-Day Delinquency Rates for that Distribution Date and the two immediately preceding Distribution Dates.

“Sixty-Day Delinquency Rate” with respect to any Distribution Date on or after the Stepdown Date means a fraction, expressed as a percentage, the numerator of which is the aggregate Stated Principal Balance for the Distribution Date of all Mortgage Loans 60 or more days delinquent as of the close of business on the last day of the calendar month preceding the Distribution Date (including Mortgage Loans in foreclosure, bankruptcy and REO Properties) and the denominator of which is the aggregate Stated Principal Balance for the Distribution Date of all Mortgage Loans.

“Stepdown Date” is the later to occur of (i) the Distribution Date in May 2009 and (ii) the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans for that Distribution Date is less than or equal to 50.00% of the Cut-off Date Pool Principal Balance.

A “Trigger Event” is in effect with respect to any Distribution Date on or after the Stepdown Date if either a Delinquency Trigger Event is in effect with respect to that Distribution Date or a Cumulative Loss Trigger Event is in effect with respect to that Distribution Date.

“Unpaid Realized Loss Amount” means for any class of Certificates, (x) the portion of the aggregate Applied Realized Loss Amount allocated to that class and remaining unpaid minus (y) any increase in the Certificate Principal Balance of that class due to the allocation of Subsequent Recoveries to the Certificate Principal Balance of that class.

Deposits to the Certificate Account

The Master Servicer will establish and initially maintain a certificate account (the “Certificate Account”) for the benefit of the Trustee on behalf of the certificateholders and the Certificate Insurer. The Master Servicer will initially establish the Certificate Account at Countrywide Bank, N.A., which is an affiliate of the Master Servicer. On a daily basis within two Business Days after receipt, the Master Servicer will deposit or cause to be deposited into the Certificate Account the following payments and collections received by it in respect to the Mortgage Loans after the Cut-off Date (other than any scheduled principal due on or prior to the Cut-off Date and any interest accruing prior to the Cut-off Date):

(1) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans,

(2) all payments on account of interest (other than interest accruing on the Mortgage Loans prior to the Cut-off Date) on the Mortgage Loans, net of the Master Servicing Fees on the Mortgage Loans and net of Prepayment Interest Excess,

(3) all Insurance Proceeds (including proceeds from the Credit Insurance Policy), Liquidation Proceeds and Subsequent Recoveries,

(4) all payments made by the Master Servicer in respect of Compensating Interest,

(5) all payments made by a Seller in connection with the repurchase of any Mortgage Loan due to the breach of certain representations, warranties or covenants by the Seller that obligates the Seller to repurchase the Mortgage Loan in accordance with the Pooling and Servicing Agreement,

(6) all payments made by the Master Servicer in connection with the purchase of any Mortgage Loans which are 150 days delinquent in accordance with the Pooling and Servicing Agreement,

(7) all prepayment charges paid by a borrower in connection with the full or partial prepayment of the related Mortgage Loan,

(8) any amount required to be deposited by the Master Servicer in connection with any losses on investment of funds in the Certificate Account,

(9) any amounts required to be deposited by the Master Servicer with respect to any deductible clause in any blanket hazard insurance policy maintained by the Master Servicer in lieu of requiring each borrower to maintain a primary hazard insurance policy,

(10) all amounts required to be deposited in connection with shortfalls in the principal amount of Replacement Mortgage Loans, and

(11) all Advances.

Prior to their deposit in the Certificate Account, payments and collections on the Mortgage Loans will be commingled with payments and collections on other mortgage loans and other funds of the Master Servicer. For a discussion of the risks that arise from the commingling of payments and collections, see “Risk Factors — Bankruptcy or Insolvency May Affect the Timing and Amount of Distributions on the Securities” in the prospectus.

Withdrawals from the Certificate Account

The Master Servicer may from time to time withdraw funds from the Certificate Account prior to the related Distribution Account Deposit Date for the following purposes:

(1) to pay to the Master Servicer the Master Servicing Fees on the Mortgage Loans to the extent not previously paid to or withheld by the Master Servicer (subject, in the case of Master Servicing Fees, to reduction as described above under “Servicing of the Mortgage Loans — Adjustment to Master Servicing Fee in Connection with Certain Prepaid Mortgage Loans”) and, as additional servicing compensation, assumption fees, late payment charges (excluding prepayment charges), net earnings on or investment income with respect to funds in or credited to the Certificate Account and the amount of Prepayment Interest Excess for the related Prepayment Period,

(2) to reimburse the Master Servicer and the Trustee for Advances, which right of reimbursement with respect to any Mortgage Loan pursuant to this clause (2) is limited to amounts received that represent late recoveries of payments of principal and/or interest on the related Mortgage Loan (or Insurance Proceeds, Liquidation Proceeds or Subsequent Recoveries with respect thereto (other than proceeds of the Credit Insurance Policy)) with respect to which the Advance was made,

(3) to reimburse the Master Servicer and the Trustee for any Advances previously made that the Master Servicer has determined to be nonrecoverable (and prior to the reimbursement, the Master Servicer will deliver to the Trustee and the Certificate Insurer an officer’s certificate indicating the amount of the nonrecoverable Advance and identifying the related Mortgage Loan(s), and their respective portions of the nonrecoverable advance),

(4) to reimburse the Master Servicer from Insurance Proceeds (other than proceeds of the Credit Insurance Policy) for expenses incurred by the Master Servicer and covered by the related insurance policies,

(5) to pay to the Master Servicer any unpaid Master Servicing Fees and to reimburse it for any unreimbursed ordinary and necessary out-of-pocket costs and expenses incurred by the Master Servicer in the performance of its master servicing obligations including, but not limited to, the cost of (i) the preservation, restoration and protection of a Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of any REO Property and (iv) maintaining any required insurance policies (“Servicing Advances”), which right of reimbursement pursuant to this clause (5) is limited to amounts received representing late recoveries of the payments of these costs and expenses (or Liquidation Proceeds or Subsequent Recoveries, purchase proceeds or repurchase proceeds with respect thereto),

(6) to pay to the applicable Seller or the Master Servicer, as applicable, with respect to each Mortgage Loan or Mortgaged Property acquired in respect thereof that has been purchased by that Seller or the Master Servicer from the issuing entity pursuant to the Pooling and Servicing Agreement, all amounts received thereon and not taken into account in determining the related Purchase Price of the purchased Mortgage Loan,

(7) after the transfer from the Certificate Account for deposit to the Distribution Account of the Interest Remittance Amount and the Principal Remittance Amount on the related Distribution Account Deposit Date, to reimburse the applicable Seller, the Master Servicer, the NIM Insurer or the Depositor for expenses incurred and reimbursable pursuant to the Pooling and Servicing Agreement,

(8) to withdraw any amount deposited in the Certificate Account and not required to be deposited therein, and

(9) to clear and terminate the Certificate Account upon termination of the Pooling and Servicing Agreement.

In addition, not later than 1:00 p.m. Pacific Time on the Business Day immediately preceding each Distribution Date (the “Distribution Account Deposit Date”), the Master Servicer will withdraw from the Certificate Account and remit to the Trustee the Prepayment Charges collected, the Interest Remittance Amount and the Principal Remittance Amount to the extent on deposit in the Certificate Account, and the Trustee will deposit the amount in the Distribution Account, as described below.

The Master Servicer is required to maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Certificate Account pursuant to clauses (1) through (6) above.

Deposits to the Distribution Account

The Trustee will establish and maintain a distribution account (the “Distribution Account”) on behalf of the certificateholders. The Trustee will, promptly upon receipt, deposit in the Distribution Account and retain therein:

(1) the aggregate amount remitted by the Master Servicer to the Trustee,

(2) any Loss Coverage Payments made by the Sponsor, and

(3) any amount required to be deposited by the Master Servicer in connection with any losses on investment of funds in the Distribution Account.

Withdrawals from the Distribution Account

The Trustee will withdraw funds from the Distribution Account for distribution to the certificateholders and payment to the Certificate Insurer as described below under “— Distributions” and may from time to time make withdrawals from the Distribution Account:

(1) to pay the Trustee Fee to the Trustee,

(2) to pay to the Master Servicer, as additional servicing compensation, earnings on or investment income with respect to funds in or credited to the Distribution Account,

(3) to pay the Trustee (for payment to the Credit Insurance Provider), the applicable Credit Insurance Premium,

(4) to withdraw any amount deposited in the Distribution Account and not required to be deposited therein (which withdrawal may be at the direction of the Master Servicer through delivery of a written notice to the Trustee describing the amounts deposited in error),

(5) to reimburse the Trustee for any unreimbursed Advances, such right of reimbursement being limited to (x) amounts received on the related Mortgage Loans in respect of which any such Advance was made and (y) amounts not otherwise reimbursed to the Trustee pursuant to clause (2) under “—Withdrawals from the Certificate Account” above,

(6)  to reimburse the Trustee for any nonrecoverable Advance previously made by it, such right of reimbursement being limited to amounts not otherwise reimbursed to it pursuant to clause (3) under “—Withdrawals from the Certificate Account”, and

(7) to clear and terminate the Distribution Account upon the termination of the Pooling and Servicing Agreement.

There is no independent verification of the transaction accounts or the transaction activity with respect to the Distribution Account.

Prior to each Determination Date, the Master Servicer is required to provide the Trustee a report containing the data and information concerning the Mortgage Loans that is required by the Trustee to prepare the monthly statement to certificateholders for the related Distribution Date. See “ — Reports to Certificateholders” in this free writing prospectus. The Trustee is not responsible for recomputing, recalculating or verifying the information provided to it by the Master Servicer in that report and will be permitted to conclusively rely on any information provided to it by the Master Servicer.

Investments of Amounts Held in Accounts

The Certificate Account and the Distribution Account. All funds in the Certificate Account and the Distribution Account will be invested in Permitted Investments at the direction of the Master Servicer. All income and gain net of any losses realized from the investment will be for the benefit of the Master Servicer as additional servicing compensation and will be remitted to it monthly as described herein.

The amount of any losses incurred in the Certificate Account or the Distribution Account in respect of the investments will be deposited by the Master Servicer in the Certificate Account or paid to the Trustee for deposit into the Distribution Account out of the Master Servicer’s own funds immediately as realized. The Trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Certificate Account or the Distribution Account and made in accordance with the Pooling and Servicing Agreement.

Carryover Reserve Fund. Funds in the Carryover Reserve Fund may be invested in Permitted Investments in respect of amounts received under the Corridor Contract, at the written direction of the majority holder of the Class C Certificates.

If the Trustee does not receive written directions regarding investment, it will invest all funds in the Carryover Reserve Fund in respect of amounts received under the Corridor Contract in Permitted Investments. Any net investment earnings will be paid pro rata to the holders of the class of Certificates entitled to direct the investments of the amounts, in accordance with their Percentage Interests. Any losses incurred in the Carryover Reserve Fund in respect of the investments will be charged against amounts on deposit in the Carryover Reserve Fund (or the investments) immediately as realized. The Trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Carryover Reserve Fund and made in accordance with the Pooling and Servicing Agreement.

Fees and Expenses

The following summarizes the related fees and expenses to be paid from the assets of the issuing entity and the source of payments for the fees and expenses:

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
Fees
Master Servicing Fee / Master Servicer	One-twelfth of the Servicing Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (3)	Compensation	Collections with respect to each Mortgage Loan and any Liquidation Proceeds or Subsequent Recoveries	Monthly
Additional Servicing Compensation / Master Servicer	• Prepayment Interest Excess (4)	Compensation	Interest collections with respect to each Mortgage Loan	Time to time
	• All late payment fees, assumption fees and other similar charges (excluding prepayment charges)	Compensation	Payments made by obligors with respect to the Mortgage Loans	Time to time
	• All investment income earned on amounts on deposit in the Certificate Account and Distribution Account	Compensation	Investment income related to the Certificate Account and Distribution Account	Monthly
	• Excess Proceeds (5)	Compensation	Liquidation Proceeds and Subsequent Recoveries with respect to each Mortgage Loan	Time to time
Trustee Fee (the “Trustee Fee”) / Trustee	One-twelfth of the Trustee Fee Rate multiplied by the aggregate Stated Principal Balance of the outstanding Mortgage Loans (6)	Compensation	Interest Remittance Amount	Monthly
Certificate Insurance Premium / Certificate Insurer	Certificate Insurance Premium (7)	Compensation	Interest Funds and the Principal Distribution Amount (8)	Monthly
Credit Insurance Premium / Credit Insurance Provider	With respect to each Covered Mortgage Loan, one-twelfth of the Credit Insurance Premium Rate for that Mortgage Loan multiplied by the Stated Principal Balance of that Mortgage Loan (9)	Expense	Interest collections on the related Mortgage Loan(s)	Monthly
Expenses
Insurance expenses / Master Servicer	Expenses incurred by the Master Servicer	Reimbursement of Expenses	To the extent the expenses are covered by an insurance policy with respect to the Mortgage Loan	Time to time

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
Servicing Advances / Master Servicer	To the extent of funds available, the amount of any Servicing Advances (10)	Reimbursement of Expenses
With respect to each Mortgage Loan, late recoveries of the payments of the costs and expenses, Liquidation Proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan (8)

Time to time
Indemnification expenses / the Sellers, the Master Servicer, the NIM Insurer and the Depositor	Amounts for which the Sellers, the Master Servicer, the NIM Insurer and Depositor are entitled to indemnification (11)	Indemnification	Amounts on deposit on the Certificate Account on any Distribution Account Deposit Date, following the transfer to the Distribution Account	Monthly
Certificate Insurer Reimbursement Amount / Certificate Insurer	Certificate Insurer Reimbursement Amount (12)	Reimbursement of Expenses	Interest Funds and the Principal Distribution Amount (8)	Monthly

__________
(1)
If the Trustee succeeds to the position of Master Servicer, it will be entitled to receive the same fees and expenses of the Master Servicer described in this free writing prospectus. Any change to the fees and expenses described in this free writing prospectus would require an amendment to the Pooling and Servicing Agreement.

(2)
Unless otherwise specified, the fees and expenses shown in this table are paid (or retained by the Master Servicer in the case of amounts owed to the Master Servicer) prior to distributions on the Certificates.

(3)
The Servicing Fee Rate for each Mortgage Loan will equal 0.50% per annum. The amount of the monthly Master Servicing Fee is subject to adjustment with respect to Mortgage Loans that are prepaid in full, as described in this free writing prospectus under “Servicing of the Mortgage Loans — Adjustment to Master Servicing Fee in Connection with Certain Prepaid Mortgage Loans.”

(4)	Prepayment Interest Excess is described above in this free writing prospectus under “Servicing of the Mortgage Loans — Servicing Compensation and Payment of Expenses.”

(5)	Excess Proceeds is described above in this free writing prospectus under “— Glossary of Terms — General Definitions.”

(6)	The Trustee Fee Rate will equal 0.009% per annum.

(7)
The Certificate Insurance Premium Rate will equal 0.090% per annum. The Certificate Insurance Premium is described above in this free writing prospectus under “— Glossary of Terms — Definitions related to Interest Calculations and Distributions.”

(8)
The order and priority in which the Certificate Insurer is paid these amounts from Interest Funds and the Principal Distribution Amount is set forth under “— Distributions — Distributions of Interest” and “— Distributions — Distributions of Principal” in this free writing prospectus.

(9)
The Credit Insurance Premium Rate will range from 0.51% to 3.99% per annum. The Credit Insurance Premium is described above in this free writing prospectus under “— Glossary of Terms — Definitions related to Interest Calculations and Distributions.”

(10)
Reimbursement of Servicing Advances for a Mortgage Loan is limited to the late recoveries of the payments of the costs and expenses, Liquidation Proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan.

(11)	Each of the Sellers, the Master Servicer, the NIM Insurer and the Depositor are entitled to indemnification of certain expenses.”

(12)	The Certificate Insurer Reimbursement Amount is described above in this free writing prospectus under “— Glossary of Terms — Definitions related to Interest Calculations and Distributions.”

Distributions

General. Distributions on the Certificates will be made by the Trustee on each Distribution Date to the persons in whose names the Certificates are registered at the close of business on the Record Date.

Distributions will be made by check mailed to the address of the person entitled thereto as it appears on the Certificate Register or, in the case of any certificateholder that holds 100% of a class of Certificates or who holds a class of Certificates with an aggregate initial Certificate Principal Balance of $1,000,000 or more or who holds a Notional Amount Certificate and that has so notified the Trustee in writing in accordance with the Pooling and Servicing Agreement, by wire transfer in immediately available funds to the account of the certificateholder at a bank or other depository institution having appropriate wire transfer facilities; provided, however, that the final distribution in retirement of the Certificates will be made only upon presentation and surrender of the Certificates at the Corporate Trust Office of the Trustee. On each Distribution Date, a holder of a Certificate will receive its Percentage Interest of the amounts required to be distributed with respect to the applicable class of Certificates.

On each Distribution Date, the Trustee will withdraw all prepayment charges in the Distribution Account and distribute them to the Class P Certificates.

Distributions of Interest. On each Distribution Date, the interest distributable with respect to the interest-bearing Certificates is the interest which has accrued on the Certificate Principal Balance thereof immediately prior to that Distribution Date at the Pass-Through Rate during the applicable Accrual Period and any Interest Carry Forward Amount.

All calculations of interest on the Adjustable Rate Certificates will be made on the basis of a 360-day year and the actual number of days elapsed in the applicable Accrual Period. All calculations of interest on the Fixed Rate Certificates will be made on the basis of a 360-day year assumed to consist of twelve 30-day months.

The Pass-Through Rate for the Adjustable Rate Certificates is a variable rate that may change from Distribution Date to Distribution Date. The Pass-Through Rate on each class of Fixed Rate Certificates will be fixed for the lives of those certificates. On each Distribution Date, the Pass-Through Rate for each class of interest-bearing certificates will be subject to the Net Rate Cap. Any shortfall resulting from the application of the Net Rate Cap (also referred to as Net Rate Carryover) will not be covered by the Certificate Insurance Policy. See the related definitions in “— Glossary of Terms — Definitions related to Interest Calculations and Distributions” for a more detailed understanding as to how the Net Rate Cap is calculated and applied to the Pass-Through Rate.

If on any Distribution Date, the Pass-Through Rate for a class of interest-bearing Certificates is based on the Net Rate Cap, the holders of the applicable class of Certificates will be entitled to receive the resulting shortfall only from remaining excess cashflow (if any) to the extent described in this free writing prospectus under “— Overcollateralization Provisions”, and from payments (if any) allocated to the issuing entity in respect of the Corridor Contract in the case of the Class A-1 Certificates.

On each Distribution Date, the Interest Funds for that Distribution Date are required to be distributed in the following order of priority, until those Interest Funds have been fully distributed:

(1) to the Certificate Insurer, the Certificate Insurance Premium for the Distribution Date,

(2) concurrently, to each class of Class A Certificates, the Current Interest for each such class, pro rata based on their respective entitlements,

(3) to the Certificate Insurer, the Certificate Insurer Reimbursement Amount,

(4)  concurrently, to each class of Class A Certificates, the Interest Carry Forward Amount for each such class, pro rata based on their respective entitlements, and

(5) any remainder as part of the Excess Cashflow to be allocated as described under “—Overcollateralization Provisions” below.

Distributions of Funds from the Corridor Contract. On each Distribution Date on or prior to the Corridor Contract Termination Date, amounts allocated to the issuing entity in respect of the Corridor Contract for that Distribution Date will be deposited in the Carryover Reserve Fund and then distributed to the Class A-1 Certificates, to the extent needed to pay any related Net Rate Carryover.

Any amounts allocated to the issuing entity in respect of the Corridor Contract that remain after the application of those amounts as described in the preceding paragraph will be distributed to the holders of the Class C Certificates and will not be available for the payment of any Net Rate Carryover on any class of Certificates unless the Corridor Contract is subject to an early termination, in which case the portion of any early termination payment allocated to the issuing entity in respect of the Corridor Contract will be deposited by the Trustee in the Carryover Reserve Fund to cover any Net Rate Carryover on the Class A-1 Certificates until the Corridor Contract Termination Date. See“— Carryover Reserve Fund” below.

Distributions of Principal. On each Distribution Date, the Principal Distribution Amount is required to be distributed until the Principal Distribution Amount has been fully distributed (with the Principal Distribution Amount exclusive of the portion thereof consisting of the Extra Principal Distribution Amount being applied first and the Extra Principal Distribution Amount being applied thereafter) in the following order:

(1)  to the Certificate Insurer, any Certificate Insurance Premium for the Distribution Date remaining unpaid after application of Interest Funds,

(2) to the Class A Certificates, in an amount up to the Class A Principal Distribution Amount, sequentially:

(i) the NAS Principal Distribution Amount to the Class A-6 Certificates, until the Certificate Principal Balance thereof is reduced to zero, and

(ii) sequentially, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-6 Certificates, in that order, in each case until the Certificate Principal Balance thereof is reduced to zero,

(3)  to the Certificate Insurer, any Certificate Insurer Reimbursement Amount for the Distribution Date remaining unpaid after application of Interest Funds, and

(4)  any remainder as part of the Excess Cashflow to be allocated as described under “—Overcollateralization Provisions” below.

Certificate Insurance Policy. On any Distribution Date, the Trustee will distribute to the holders of the Class A Certificates, any Insured Payments received from the Certificate Insurer with respect to the Distribution Date (and any amounts from the Premium Account in lieu thereof). Insured Payments in respect of interest payable on the Class A Certificates shall be paid to the Class A Certificates concurrently based on their respective interest entitlements, and any Insured Payments in respect of principal payable on the Class A Certificates shall be paid to the Class A Certificates as part of the Class A Principal Distribution Amount in the amount and order of priority set forth in clause (2) under “—Distributions of Principal” above, in each case until the Certificate Principal Balance thereof is reduced to zero.

Residual Certificates. The Class A-R Certificates do not bear interest. The Class A-R Certificates will receive a distribution of $100 of principal on the first Distribution Date, after which their Certificate Principal Balance will equal zero. The $100 will be withdrawn from a reserve account established by the Trustee and funded by the Depositor on the Closing Date for the purposes of making distributions on the Class A-R and Class P Certificates. The Class A-R Certificates will remain outstanding for so long as the issuing entity will exist. In addition to the distribution of principal on the first Distribution Date, on each Distribution Date, the holders of the Class A-R Certificates, as provided in the Pooling and Servicing Agreement, will be entitled to receive any available funds remaining after payment of interest and principal on the Offered Certificates and payments to the Certificate Insurer (each as described above) and the Class C and Class P Certificates (as provided in the Pooling and Servicing Agreement). It is not anticipated that there will be any significant amounts remaining for distribution to the Class A-R Certificates.

Premium Account

On any Distribution Date on which there are any amounts on deposit in the Premium Account after taking into account any deposit to the Premium Account on such Distribution Date and all other distributions on such Distribution Date, but prior to any draw on the Certificate Insurance Policy, the Trustee will apply the amounts on deposit in the Premium Account in the following amounts and order of priority:

(1) concurrently to each class of Class A Certificates, the unpaid Current Interest for each such class and such Distribution Date, pro rata, based on their respective entitlements;

(2) concurrently to each Class of Class A Certificates, the unpaid Interest Carry Forward Amount for each such class and such Distribution Date, pro rata, based on their respective entitlements;

(3) concurrently, to each class of Class A Certificates, as a distribution of principal, in an amount up to the Applied Realized Loss Amount allocable to such class on such Distribution Date, pro rata, based on the amount of Applied Realized Loss Amounts allocable to each such class on such Distribution Date; and

(4) concurrently, to each class of Class A Certificates, pro rata based on the Unpaid Realized Loss Amounts for such classes, in each case in an amount up to the Unpaid Realized Loss Amount for such class; provided, however that to the extent an Applied Realized Loss Amount was covered under the Certificate Insurance Policy, then any related amounts otherwise payable to the Class A Certificates pursuant to this paragraph shall instead be paid to the Certificate Insurer.

All funds in the Premium Account will be invested in Permitted Investments at the direction of the Master Servicer. Any net investment earnings in respect of such Permitted Investments will be deposited in the Premium Account, and any losses incurred in respect of such Permitted Investments will be charged against amounts on deposit in the Premium Account (or the investments) immediately as realized. Neither the Trustee nor the Master Servicer will be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Premium Account and made in accordance with the Pooling and Servicing Agreement.

Overcollateralization Provisions

On the Closing Date, it is expected that the Cut-off Date Pool Principal Balance will exceed the initial aggregate Certificate Principal Balance of the Class A Certificates by approximately $5,500,000. The weighted average Adjusted Net Mortgage Rate for the Mortgage Loans is generally expected to be higher than the weighted average of the Pass-Through Rates on the Certificates. As a result, interest collections on the Mortgage Loans are expected to be generated in excess of the amount of interest payable to the holders of the Certificates and the related fees and expenses payable by the issuing entity. Any interest payments received in respect of the Mortgage Loans (net of the Trustee Fee, Master Servicing Fee, and, if applicable, Credit Insurance Premium) in excess of the amount that is needed to pay interest on the Certificates and the issuing entity’s expenses (including any premiums that may be payable to the Certificate Insurer) will be used to reduce the total Certificate Principal Balance of the Certificates, until the target level of overcollateralization has been achieved or restored. The excess cashflow, if any, will be applied on each Distribution Date as a payment of principal on the class or classes of Certificates then entitled to receive distributions in respect of principal, but only to the limited extent hereafter described. Thereafter, any remaining excess cashflow will be allocated to pay Unpaid Realized Loss Amounts and Net Rate Carryover in the amount and the priority described below.

The “Excess Cashflow” with respect to any Distribution Date is the sum of (i) the amounts remaining as set forth in clause (5) in “—Distributions — Distributions of Interest” and clause (4) in “— Distributions — Distributions of Principal” for the Distribution Date and (ii) the Overcollateralization Reduction Amount for that Distribution Date, if any.

With respect to any Distribution Date, any Excess Cashflow will be paid to the classes of Certificates in the following order of priority, in each case to the extent of the remaining Excess Cashflow:

(1) to the class or classes of Class A Certificates then entitled to receive distributions in respect of principal, in an aggregate amount equal to the Extra Principal Distribution Amount, payable as part of the Class A Principal Distribution Amount as described under “—Distributions—Distributions of Principal” above,

(2) concurrently, to each class of Class A Certificates, pro rata based on the Unpaid Realized Loss Amounts for those classes, in each case in an amount equal to the Unpaid Realized Loss Amount for the class, provided, however, that to the extent an Applied Realized Loss Amount was covered under the Certificate Insurance Policy and not previously paid as part of the Certificate Insurer Reimbursement Amount, then any related amounts otherwise payable to the Class A Certificates pursuant to this clause (2) will instead be paid to the Certificate Insurer,

(3) to each class of Class A Certificates (in the case of the Class A-1 Certificates after application of amounts allocated to the issuing entity in respect of the Corridor Contract to cover Net Rate Carryover), pro rata based on the Certificate Principal Balances thereof, to the extent needed to pay any Net Rate Carryover for each such class; provided that any Excess Cashflow remaining after the allocation to pay Net Rate Carryover based on the Certificate Principal Balances of those Certificates will be distributed to each class of Class A Certificates with respect to which there remains any unpaid Net Rate Carryover (after the distribution based on Certificate Principal Balances), pro rata, based on the amount of the unpaid Net Rate Carryover,

(4) to the Carryover Reserve Fund, in an amount equal to the Required Carryover Reserve Fund Deposit (after giving effect to other deposits and withdrawals therefrom on the Distribution Date without regard to any amounts allocated to the issuing entity in respect of the Corridor Contract not required to cover Net Rate Carryover on the Class A-1 Certificates on that Distribution Date), and

(5)  to the Class C and Class A-R Certificates, in each case in the amounts specified in the Pooling and Servicing Agreement.

Sponsor Loss Coverage Obligation

Pursuant to its corporate guaranty (referred to as the “Loss Coverage Obligation”), Countrywide Home Loans, Inc. (the “Sponsor”) will provide coverage against Realized Losses to the extent of claims that are partially or fully denied payment by the Credit Insurance Provider due to certain exclusions from coverage in the Credit Insurance Policy. Each payment required to be made by the Sponsor under the Loss Coverage Obligation is referred to as a “Loss Coverage Payment.” The Loss Coverage Obligation will only cover Mortgage Loans that are covered by the Credit Insurance Policy. A claim for Realized Losses on a Mortgage Loan covered by the Credit Insurance Policy that is denied payment by the Credit Insurance Provider for any reason other than it is not one of the insured perils covered by the Credit Insurance Policy will be payable by the Sponsor. Until the amount of the Loss Coverage Obligation has been reduced to zero, on any Distribution Date the Sponsor will pay an amount equal to the amount of the denied claims to the extent covered by the Loss Coverage Obligation. The amount of the Loss Coverage Obligation will initially equal 1.00% of the Cut-off Date Pool Principal Balance and will be reduced by the aggregate amount of any Loss Coverage Payments made by the Sponsor.

Repurchases or substitutions resulting from any breach of a mortgage loan representation or warranty will fall under the Sponsor’s separate repurchase or substitution obligations and will not be considered in connection with or counted as partial credit toward the Sponsor’s Loss Coverage Obligation.

The Loss Coverage Obligation will be an unsecured general obligation of the Sponsor and will not be supported by any letter of credit or other credit enhancement arrangement. The long-term debt obligations of the Sponsor are currently rated “A” by S&P, “A” by Fitch Ratings, Inc. and “A3” by Moody’s.

The Corridor Contract

Countrywide Home Loans has entered into an interest rate corridor transaction with Swiss Re Financial Products Corporation (“SRFP” or the “Corridor Contract Counterparty”), as evidenced by a confirmation between Countrywide Home Loans and the Corridor Contract Counterparty (the “Corridor Contract”), for the benefit of the Class A-1 Certificates.

Pursuant to the Corridor Contract, the terms of an ISDA Master Agreement were incorporated into the confirmation of the Corridor Contract, as if the ISDA Master Agreement had been executed by Countrywide Home Loans and the Corridor Contract Counterparty on the date the Corridor Contract was executed. The Corridor Contract is subject to certain ISDA definitions. On the Closing Date, pursuant to a “Corridor Contract Assignment Agreement,” Countrywide Home Loans will assign its rights under the Corridor Contract to The Bank of New York, as corridor contract administrator (in this capacity, the “Corridor Contract Administrator”), and Countrywide Home Loans, the Corridor Contract Administrator and the Trustee will enter into a corridor contract administration agreement (the “Corridor Contract Administration Agreement”) pursuant to which the Corridor Contract Administrator will allocate any payments received under the Corridor Contract between the Trustee and Countrywide Home Loans as described below.

On or prior to the Corridor Contract Termination Date, amounts (if any) received under the Corridor Contract by the Corridor Contract Administrator and allocated to the Trustee for the benefit of the issuing entity will be used to pay Net Rate Carryover on the Class A-1 Certificates as described above under “—Distributions—Distributions of Funds from the Corridor Contract.” Amounts allocated to the Trustee in respect of the Corridor Contract will not be available to pay Net Rate Carryover on any class of Certificates other than the Class A-1 Certificates. On any Distribution Date, after application of any amounts allocated to the Trustee in respect of the Corridor Contract to pay Net Rate Carryover, any remaining amounts will be distributed as described above under “—Distributions—Distributions of Funds from the Corridor Contract” and will not thereafter be available for payments of Net Rate Carryover for any class of Certificates, unless the remaining amounts are allocated to the Trustee in connection with an early termination of the Corridor Contract in which case the amounts will be held by the Trustee until the Corridor Contract Termination Date for distribution as described above under “—Distributions —Distributions of Funds from the Corridor Contract.”

With respect to the Corridor Contract and any Distribution Date beginning with the Distribution Date in December 2006 to and including the Distribution Date in November 2008, the amount (if any) payable by the Corridor Contract Counterparty under the Corridor Contract will equal the product of:

(i) the excess (if any) of (x) the lesser of (A) One-Month LIBOR (as determined by the Corridor Contract Counterparty) and (B) the Corridor Contract Ceiling Rate for the Distribution Date over (y) the Corridor Contract Strike Rate for that Distribution Date,

(ii) the Corridor Contract Notional Balance for that Distribution Date, and

(iii) the actual number of days in the related calculation period, divided by 360.

Pursuant to the Corridor Contract Administration Agreement, on or prior to each Distribution Date, the Corridor Contract Administrator will allocate any payment received from the Corridor Contract Counterparty with respect to the Corridor Contract and the Distribution Date (other than any termination payment, which will be allocated as described below):

•
first, to the Trustee, up to the amount that would be payable under the Corridor Contract if clause (ii) of the preceding paragraph were equal to the lesser of the Corridor Contract Notional Balance for the Distribution Date and the Certificate Principal Balance of the Class A-1 Certificates immediately prior to the Distribution Date, referred to as a “Net Corridor Contract Payment,” and

•	second, to Countrywide Home Loans, any remainder, referred to as an “Excess Corridor Contract Payment.”

Excess Corridor Contract Payments will not be available to cover Net Rate Carryover on the Certificates.

The “Corridor Contract Notional Balance,” the “Corridor Contract Strike Rate” and the “Corridor Contract Ceiling Rate” for the Corridor Contract for each Distribution Date are as described in the following table. In addition, the Distribution Date occurring in the latest calendar month listed in the following table is the date through which the Corridor Contract is scheduled to remain in effect and is referred to as the “Corridor Contract Termination Date” for the Corridor Contract.

Month of Distribution Date	Corridor Contract Notional Balance ($)	Corridor Contract Strike Rate (%)	Corridor Contract Ceiling Rate (%)
December 2006	438,104,000	8.743	9.000
January 2007	426,005,431	7.030	9.000
February 2007	412,499,609	7.030	9.000
March 2007	397,615,708	7.795	9.000
April 2007	381,388,539	7.030	9.000
May 2007	363,859,085	7.268	9.000
June 2007	345,074,660	7.031	9.000
July 2007	325,089,080	7.269	9.000
August 2007	303,962,110	7.031	9.000
September 2007	281,758,751	7.031	9.000
October 2007	258,548,112	7.270	9.000
November 2007	234,764,541	7.032	9.000
December 2007	211,447,798	7.270	9.000
January 2008	188,745,502	7.032	9.000
February 2008	166,640,597	7.032	9.000
March 2008	145,842,861	7.525	9.000
April 2008	125,775,462	7.033	9.000
May 2008	106,262,680	7.271	9.000
June 2008	87,289,282	7.033	9.000
July 2008	68,840,451	7.271	9.000
August 2008	50,901,777	7.033	9.000
September 2008	33,459,241	7.034	9.000
October 2008	16,499,209	7.272	9.000
November 2008	8,421	7.034	9.000

The Corridor Contract will be subject to early termination only in limited circumstances. These circumstances generally include certain insolvency or bankruptcy events in relation to the Corridor Contract Counterparty or the Corridor Contract Administrator, the failure by the Corridor Contract Counterparty (within three business days after notice of the failure is received by the Corridor Contract Counterparty) to make a payment due under the Corridor Contract, failure by the Corridor Contract Counterparty (within 30 days after notice of such failure is received) to perform any other agreement made by it under the Corridor Contract and the Corridor Contract becoming illegal or subject to certain kinds of taxation.

It will be an additional termination event under the Corridor Contract if the Corridor Contract Counterparty has failed to deliver any information, report, certification or accountants’ consent when and as required under the Exchange Act and Item 1115(b)(1) or (b)(2) of the Asset Backed Securities Regulation, 17 C.F.R. §§229.1100-229.1123 (“Regulation AB”) with respect to certain reporting obligations of the Depositor with respect to the issuing entity, which continues unremedied for the time period provided in the Corridor Contract, and the Corridor Contract Counterparty fails to transfer the Corridor Contract, at its sole cost and expense, in whole, but not in part, to a counterparty that, (i) has agreed to deliver any information, report, certification or accountants’ consent when and as required under the Exchange Act and Regulation AB with respect to certain reporting obligations of the Depositor and the issuing entity, (ii) satisfies any rating requirement set forth in the Corridor Contract, and (iii) is approved by the Depositor (which approval shall not be unreasonably withheld and any rating agency, if applicable.

If the Corridor Contract is terminated early, the Corridor Contract Counterparty may owe a termination payment, payable in a lump sum. Any termination payment will be allocated by the Corridor Contract Administrator between the Trustee and Countrywide Home Loans, based on, with respect to the Trustee, a fraction, the numerator of which is the lesser of (x) the Corridor Contract Notional Balance at the time of termination and (y) the Certificate Principal Balance of the Class A-1 Certificates at the time of termination, and the denominator of which is the Corridor Contract Notional Balance at the time of termination, and with respect to Countrywide Home Loans, a fraction, the numerator of which is the excess, if any, of (x) the Corridor Contract Notional Balance at the time of termination over (y) the Certificate Principal Balance of the Class A-1 Certificates at the time of termination, and the denominator of which is the Corridor Contract Notional Balance at the time of termination. The portion of any termination payment that is allocated to the issuing entity will be held by the Trustee until the applicable Corridor Contract Termination Date to pay any Net Rate Carryover on the Class A-1 Certificates. However, if a termination occurs, we cannot assure you that a termination payment will be owing to the Trustee. The Pooling and Servicing Agreement does not provide for the substitution of a replacement corridor contract in the event of a termination of an existing Corridor Contract or in any other circumstance.

Swiss Re Financial Products Corporation (“SRFP”) is a Delaware corporation incorporated on May 23, 1995. In the course of conducting its business, SRFP trades in over-the-counter derivative products and structures and advises on a variety of financial transactions that transfer insurance, market or credit risk to or from capital markets. SRFP’s headquarters are located at 55 East 52nd Street, New York, New York 10055. SRFP currently has a long-term counterparty credit rating of “AA-” and a short-term debt rating of “A-1+” from Standard & Poor’s.

SRFP is an indirect, wholly owned subsidiary of Swiss Reinsurance Company (“Swiss Re” ), a Swiss corporation. The obligations of SRFP under the Corridor Contract are fully and unconditionally guaranteed under a guaranty by Swiss Re. Swiss Re was founded in Zurich, Switzerland, in 1863 and since then has become one of the world’s leading reinsurers. Swiss Re and its reinsurance subsidiaries have over 70 offices in more than 30 countries. Swiss Re’s headquarters are located at Mythenquai 50/60, CH-8022, Zurich, Switzerland. On June 12, 2006, Swiss Re announced that it completed its acquisition of GE Insurance Solutions (excluding its US life and health business) from General Electric.

Swiss Re currently has (i) from Standard & Poor’s: long-term counterparty credit, financial strength and senior unsecured debt ratings of “AA-” and a short-term counterparty credit rating of “A-1+,” (ii) from Moody’s: insurance financial strength and senior debt ratings of “Aa2” (negative outlook), and a short-term rating of “P-1” and (iii) from Fitch: insurer financial strength rating (Fitch initiated) and long-term issuer rating (Fitch initiated) of “AA-”.

Various regulatory authorities, including the U.S. Securities and Exchange Commission and State Attorneys General in the United States, including the New York State Attorney General’s office, State Insurance Departments in the United States and the U.K. Financial Services Authority, as well as law enforcement agencies, are conducting investigations on various aspects of the insurance industry, including the use of non-traditional, or loss mitigation insurance, products. Swiss Re is among the companies that have received subpoenas to produce documents relating to "non-traditional" products as part of these investigations. Swiss Re has announced that it is cooperating fully with all requests for documents addressed to Swiss Re. It is unclear at this point what the ultimate scope of the investigations will be, in terms of the products, parties or practices under review, particularly given the potentially broad range of products that could be characterized as "non-traditional." It is therefore also unclear what the direct or indirect consequences of such investigations will be, and Swiss Re is not currently in a position to give any assurances as to the consequences for it or the insurance and reinsurance industries of the foregoing investigations or related developments. Any of the foregoing could adversely affect its business, results of operations and financial condition.

The information contained in the preceding four paragraphs has been provided by SRFP and Swiss Re for use in this free writing prospectus. Neither SRFP nor Swiss Re undertakes any obligation to update such information. SRFP and Swiss Re have not been involved in the preparation of, and do not accept responsibility for, this free writing prospectus as a whole or the accompanying prospectus.

The significance percentage for the Corridor Contract is less than 10%. The “significance percentage” for the Corridor Contract is the percentage that the significance estimate of the Corridor Contract represents of the Certificate Principal Balance of the Class A-1 Certificates. The “significance estimate” of the Corridor Contract is determined based on a reasonable good-faith estimate of the maximum probable exposure of the Corridor Contract, made in substantially the same manner as that used in Countrywide Home Loans’ internal risk management process in respect of similar instruments.

The Certificates do not represent an obligation of the Corridor Contract Counterparty or the Corridor Contract Administrator. The holders of the Certificates are not parties to or beneficiaries under any Corridor Contract or the Corridor Contract Administration Agreement and will not have any right to proceed directly against the Corridor Contract Counterparty in respect of its obligations under any Corridor Contract or against the Corridor Contract Administrator in respect of its obligations under the Corridor Contract Administration Agreement.

The Corridor Contract, the Corridor Contract Assignment Agreement and the Corridor Contract Administration Agreement will each be filed with the SEC as an exhibit to a Current Report on Form 8-K after the Closing Date.

Calculation of One-Month LIBOR

On the second LIBOR Business Day preceding the commencement of each Accrual Period for the Adjustable Rate Certificates (each such date, an “Interest Determination Date”), the Trustee will determine the London interbank offered rate for one-month United States dollar deposits (“One-Month LIBOR”) for the Accrual Period on the basis of such rate as it is quoted on the Bloomberg Terminal for that Interest Determination Date.

If on any LIBOR Determination Date, the calculation agent is unable to calculate LIBOR in accordance with the method set forth in the immediately preceding paragraph, LIBOR for the related interest accrual period shall be calculated in accordance with the method described in the prospectus under “Description of the Securities—Indices Applicable to Floating Rate and Inverse Floating Rate Classes—BBA Method.”

If on the initial LIBOR Determination Date, the calculation agent is required but unable to determine LIBOR in the manner provided in this free writing prospectus, LIBOR for the next interest accrual period will be 5.320%.

The establishment of One-Month LIBOR on each Interest Determination Date by the Trustee and the Trustee’s calculation of the rate of interest applicable to the Adjustable Rate Certificates for the related Accrual Period will (in the absence of manifest error) be final and binding.

Carryover Reserve Fund

The Pooling and Servicing Agreement will require the Trustee to establish an account (the “Carryover Reserve Fund”), which is held in trust by the Trustee on behalf of the holders of the interest-bearing Certificates. On the Closing Date, Countrywide Home Loans will deposit $1,000 in the Carryover Reserve Fund. The Carryover Reserve Fund will not be an asset of any REMIC.

On each Distribution Date, the Trustee will deposit in the Carryover Reserve Fund amounts allocated to the issuing entity in respect of the Corridor Contract. On each Distribution Date, the amounts allocated to the issuing entity in respect of the Corridor Contract will be distributed to the Class A-1 Certificates to pay any Net Rate Carryover on the Class A-1 Certificates as described under “— Distributions — Distributions of Funds from the Corridor Contract” above.

On each Distribution Date, to the extent that Excess Cashflow is available as described under “— Overcollateralization Provisions” above, the Trustee will deposit in the Carryover Reserve Fund (1) the amount needed to pay any Net Rate Carryover as described under “— Overcollateralization Provisions” above and (2) an amount equal to the excess, if any, of (i) $1,000 over (ii) the amount of funds on deposit in the Carryover Reserve Fund following all other deposits to, and withdrawals from, the Carryover Reserve Fund on the Distribution Date (the “Required Carryover Reserve Fund Deposit”).

Applied Realized Loss Amounts

If on any Distribution Date, after giving effect to the distributions of Available Funds as described above, the aggregate Certificate Principal Balance of the Class A Certificates exceeds the aggregate Stated Principal Balance of the Mortgage Loans, the amount of the excess will be applied to reduce the Certificate Principal Balances of each class of Class A Certificates, pro rata, until the Certificate Principal Balances of such classes have been reduced to zero. A reduction described in this paragraph is referred to as an “Applied Realized Loss Amount.” The Certificate Insurer is obligated to make Insured Payments (or payments in lieu thereof from the Premium Account) in respect of Applied Realized Loss Amounts on the Class A Certificates as they occur.

If the Certificate Principal Balance of a class of Certificates has been reduced through the application of Applied Realized Loss Amounts as described above, interest will accrue on the Certificate Principal Balance as so reduced unless the Certificate Principal Balance is subsequently increased due to the allocation of Subsequent Recoveries to the Certificate Principal Balance of the class as described in the definition of “Certificate Principal Balance” described in this free writing prospectus under “— Glossary of Terms — General Definitions.”; provided, however, that to the extent an Applied Realized Loss Amount with respect to any class of Class A Certificates was covered under the Certificate Insurance Policy, the Certificate Principal Balance of that class will not be increased by any related Subsequent Recovery otherwise payable to the holder of that class, and such Subsequent Recovery will instead be paid the Certificate Insurer to the extent of the Applied Realized Loss Amount covered under the Certificate Insurance Policy.

Certificate Insurance Policy

On the Closing Date, XL Capital Assurance Inc. (the “Certificate Insurer”) will issue the Certificate Insurance Policy in favor of the Trustee on behalf of the Class A certificateholders. The following summary of the provisions of the Certificate Insurance Policy does not purport to be complete and is qualified in its entirety by reference to the Certificate Insurance Policy. The Certificate Insurance Policy will be filed with the SEC as an Exhibit to a Current Report on Form 8-K after the Closing Date.

The Certificate Insurer will issue a financial guaranty insurance policy (the “Certificate Insurance Policy”) for the benefit of the holders of the Class A Certificates. The Certificate Insurer, in consideration of the payment of a premium and subject to the terms of the Certificate Insurance Policy, unconditionally and irrevocably guarantees the payment of Insured Amounts to the Trustee on behalf of the holders of the Class A Certificates and payments of Avoided Payments as described below. The Certificate Insurer will pay Insured Amounts to the Trustee on the later of:

•	the Distribution Date the Insured Amount is distributable to the holders of the Class A Certificates under the Pooling and Servicing Agreement, and

•
the Business Day following the Business Day on which the Certificate Insurer shall have received notice by telecopy, simultaneously confirmed by telephone and subsequently confirmed in writing, the original of which is sent by registered or certified mail to the Certificate Insurer at its address identified in the Certificate Insurance Policy, from the Trustee (a “Notice” ), specifying that an Insured Amount is due in accordance with the terms of the Certificate Insurance Policy; provided that, if the notice is received after 10:00 a.m., New York City time, on any Business Day, it shall be deemed to be received on the following Business Day.

If any notice is not in proper form or is otherwise insufficient for the purpose of making a claim under the Certificate Insurance Policy, it shall be deemed not to have been received for purposes of this paragraph, and the Certificate Insurer shall promptly so advise the Trustee and the Trustee may submit an amended or corrected notice.

The Certificate Insurer’s obligation under the Certificate Insurance Policy will be discharged to the extent that funds are received by the Trustee for distribution to the holders of the Class A Certificates whether or not those funds are properly distributed by the Trustee. Payments of Insured Amounts will be made only at the time set forth in the Certificate Insurance Policy, and no payments which become due on an accelerated basis for any reason, including an Optional Termination, will be made regardless of any acceleration of the Class A Certificates, unless the acceleration is at the sole option of the Certificate Insurer (in which case the Insured Amounts will include such accelerated payments as, when and to the extent so elected by the Certificate Insurer).

For purposes of the Certificate Insurance Policy, a holder does not and may not include any of the Trustee, the Sellers, the Depositor, the Master Servicer or any of their respective affiliates.

The Certificate Insurance Policy will not cover:

•	shortfalls, if any, attributable to Prepayment Interest Shortfalls;

•	any interest shortfalls resulting from the application of the Relief Act or similar state or local laws;

•	any Net Rate Carryover; or

•
any shortfalls, if any, attributable to the liability of the issuing entity, any REMIC, the Trustee or any holder of a Class A Certificate for taxes, withholding or other charge, if any (including interest and penalties in respect of any liability for withholding taxes or other such taxes or charges), imposed by any governmental authority due in connection with the payment of any Scheduled Payment to any holder or owner of a Class A Certificate.

In addition, the Certificate Insurance Policy:

•
does not cover any risk other than Nonpayment of a Scheduled Payment, including the failure of the Trustee to make any payment required under the Pooling and Servicing Agreement to the holders of the Class A Certificates;

•	does not guarantee to the holders of the Class A Certificates any particular rate of principal payment; and

•	does not provide credit enhancement for any class of Certificates other than the Class A Certificates.

No person other than the Trustee shall be entitled to present the Notice under the Certificate Insurance Policy.

The Certificate Insurer will be subrogated to the rights of each holder of a Class A Certificate to the extent of any payment by the Certificate Insurer under the Certificate Insurance Policy in respect of the Certificates of such class.

The Certificate Insurer agrees that if it shall be subrogated to the rights of the holders of the Class A Certificates, no recovery of the payment will occur on any Distribution Date unless the full amount of the holders’ allocable distributions for such Distribution Date can be made. In so doing, the Certificate Insurer does not waive its rights to seek full payment of all Certificate Insurer Reimbursement Amounts owed to it under the Pooling and Servicing Agreement.

The Certificate Insurance Policy and the obligations of the Certificate Insurer thereunder will terminate without any action on the part of the Certificate Insurer or any other person on the last day of the Term of the Policy, as defined below. Upon termination of the Certificate Insurance Policy, the Trustee will forthwith deliver the original of the Certificate Insurance Policy to the Certificate Insurer.

Pursuant to the Certificate Insurance Policy, the Certificate Insurer will pay any Avoided Payment on the Business Day following receipt by the Certificate Insurer of:

(i) a certified copy of a final, non-appealable order of a court or other body exercising jurisdiction in an insolvency proceeding to the effect that the Trustee, or holder of a Class A Certificate, as applicable, is required to return such Avoided Payment paid during the Term of the Policy because such payments were avoided as a preferential transfer or otherwise rescinded or required to be restored by the Trustee or holder of a Class A Certificate (the “Order”),

(ii) a notice by or on behalf of the Trustee or holder of a Class A Certificate that the Order has been entered and is not subject to any stay,

(iii) an assignment, in form and substance satisfactory to the Certificate Insurer, duly executed and delivered by the Trustee or holder of a Class A Certificate, irrevocably assigning to the Certificate Insurer all rights and claims of the Trustee or such holder relating to or arising under the Pooling and Servicing Agreement against the estate of the issuing entity or otherwise with respect to such Avoided Payment and

(iv) a notice (in the form provided in the Certificate Insurance Policy) appropriately completed and executed by the Trustee; provided, that if the documents are received after 10:00 a.m., New York City time on any Business Day, they will be deemed to be received the following Business Day; provided further, that the Certificate Insurer shall not be obligated to make any payment in respect of any Avoided Payment representing a payment of principal on the Class A Certificates prior to the time the Certificate Insurer would have been required to make a payment in respect of the principal pursuant to the Certificate Insurance Policy.

Any payments by the Certificate Insurer in respect of Avoided Payments will be disbursed to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order, and not to the Trustee or to the holders of the Class A Certificates directly, unless the related holder of a Class A Certificate has previously paid the Avoided Payment to the court or the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order, in which case the Certificate Insurer will pay to the Trustee on behalf of such holder, subject to the delivery of (a) the items referred to in clauses (i), (ii), (iii) and (iv) above to the Certificate Insurer and (b) evidence satisfactory to the Certificate Insurer that payment has been made to the court or receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order.

As used in the Certificate Insurance Policy, the following terms shall have the following meanings:

“Avoided Payment”  means with respect to the Class A Certificates, any payment of principal or interest previously distributed to a holder of a Class A Certificate by or on behalf of the issuing entity that is voided as a result of any Insolvency Proceeding and which is returned by such holder of Class A Certificates as required by a final, non-appealable order of a court of competent jurisdiction.

“Business Day” means any day other than (1) a Saturday, a Sunday or (2) a day on which either the Certificate Insurer or banking institutions in the State of California, the State of New York or the city in which the Corporate Trust Office of the Trustee is located, are authorized or obligated by law or executive order to be closed.

“Class A Available Funds” means, with respect to any Distribution Date, funds allocated from amounts available pursuant to the Pooling and Servicing Agreement (including any funds in the Premium Account) to make distributions on the Class A Certificates on the Distribution Date, other than any Insured Amounts.

“Deficiency Amount” means with respect to:

(A)  each Distribution Date prior to the Final Scheduled Distribution Date for the Class A Certificates, an amount equal to the sum of (i) the excess, if any, of (a) the aggregate amount of Current Interest on the Class A Certificates net of any interest shortfalls resulting from Prepayment Interest Shortfalls and any interest shortfalls resulting from the application of the Relief Act, or similar state or local laws, regulations or ordinances, over (b) the Class A Available Funds for that Distribution Date allocable to pay such Current Interest pursuant to the Pooling and Servicing Agreement, and (ii) the excess, if any of (a) the aggregate Certificate Principal Balance of the Class A Certificates over (b) the aggregate Stated Principal Balance of the Mortgage Loans, after taking into account all distributions to be made on the Distribution Date;

(B) the Final Scheduled Distribution Date for the Class A Certificates, an amount equal to the sum of (i) the excess, if any, of (a) the aggregate amount of Current Interest on the Class A Certificates net of any interest shortfalls resulting from Prepayment Interest Shortfalls and any interest shortfalls resulting from the application of the Relief Act, or similar state or local laws, regulations or ordinances, over (b) the Class A Available Funds for that Distribution Date allocable to pay such Current Interest pursuant to the Pooling and Servicing Agreement and (ii) the aggregate Certificate Principal Balance of the Class A Certificates on the Final Scheduled Distribution Date for the Class A Certificates (after taking into account all distributions of Class A Available Funds to be made to the Class A Certificates on such Distribution Date); and

(C) any date on which the acceleration of the Class A Certificates has been directed or consented to by the Certificate Insurer, the excess of (i) the amount required to pay the aggregate Certificate Principal Balance of the Class A Certificates in full, together with accrued and unpaid interest thereon through the date of payment of the Class A Certificates (net of any interest shortfalls resulting from Prepayment Interest Shortfalls and any interest shortfalls resulting from the application of the Relief Act, or similar state or local laws, regulations or ordinances), over (ii) the Class A Available Funds for that Distribution Date allocable to pay such principal and interest pursuant to the Pooling and Servicing Agreement.

“Distribution Date” means the 25th day of any month, or if the 25th day is not a Business Day, the Business Day immediately following the 25th day, commencing in December 2006.

“Final Scheduled Distribution Date” means with respect to the Class A Certificates and the Certificate Insurance Policy, the Distribution Date occurring in the month following the month of the scheduled maturity date of the Mortgage Loan having the latest scheduled maturity date.

“Insolvency Proceeding” means (i) the commencement after the Closing Date of any bankruptcy, insolvency, readjustment of debt, reorganization, marshalling of assets and liabilities or similar proceedings by or against any person, (ii) the commencement, after the Closing Date, of any proceedings by or against any person for the winding up or liquidation of its affairs, or (iii) the consent, after the Closing Date, to the appointment of a trustee, conservator, receiver or liquidator in any bankruptcy, insolvency, readjustment of debt, reorganization, marshalling of assets and liabilities or similar proceedings of or relating to any person.

“Insured Amounts” means, with respect to any Distribution Date, that portion of the Scheduled Payments that shall become due for payment but shall be unpaid by reason of Nonpayment on such Distribution Date (which shall be equal to the amount of the Deficiency Amount for such Distribution Date).

“Insured Payments” means, (i) with respect to any Distribution Date, the aggregate amount actually paid by the Certificate Insurer to the Trustee in respect of Insured Amounts for a Distribution Date and (ii) amounts actually paid by the Certificate Insurer in respect of Avoided Payments for any given Business Day.

“Late Payment Rate” means, with respect to any Distribution Date, the lesser of (i) the greater of (a) the rate of interest, as it is publicly announced by Citibank, N.A. at its principal office in New York, New York as its prime rate (any change in the prime rate of interest to be effective on the date the change is announced by Citibank, N.A.) plus 2% and (b) the then applicable highest rate of interest on any of the Class A Certificates and (ii) the maximum rate permissible under applicable usury or similar laws limiting interest rates. The Late Payment Rate shall be computed on the basis of the actual number of days elapsed over a year of 360 days.

“Nonpayment” means, with respect to any Distribution Date, the failure of the Trustee to receive in full, in accordance with the terms of the Pooling and Servicing Agreement, funds (other than funds paid pursuant to the Certificate Insurance Policy) legally available to pay all or a portion of the Scheduled Payment that is due for payment on such Distribution Date.

“Reimbursement Amount” means, with respect to any Distribution Date, (i) all Insured Payments paid by the Certificate Insurer, but for which the Certificate Insurer has not been reimbursed prior to such Distribution Date, plus (ii) interest accrued on the Insured Payments not previously repaid calculated at the Late Payment Rate, from the date the Insured Payments were made, plus (iii) any other amounts then due and owing to the Certificate Insurer under the insurance and indemnity agreement relating to the Certificate Insurance Policy plus interest accrued on such amounts not previously reimbursed calculated at the Late Payment Rate.

“Scheduled Payment” means, with respect to any Distribution Date with respect to each Class of the Class A Certificates during the Term of the Policy, (i) the Current Interest due and payable in respect of such Class of Certificates on such Distribution Date and (ii) (A) for any Distribution Date earlier than the Final Scheduled Distribution Date, distributions allocated to reduce the Certificate Principal Balance of such Class of Certificates in an amount at least sufficient to ensure that no Applied Realized Loss Amount is allocated to such Class of Certificates on such Distribution Date and (B) for the Final Scheduled Distribution Date, without duplication of the amount specified in clause (ii)(A), the Certificate Principal Balance of such Class of Certificates outstanding on such Distribution Date, in each case, in accordance with the original terms of the Class A Certificates and the Pooling and Servicing Agreement when the Class A Certificates were issued and without regard to any subsequent amendment or modification of any Class A Certificates or the Pooling and Servicing Agreement that has not been consented to in writing by the Certificate Insurer. Notwithstanding the foregoing, “Scheduled Payments” shall in no event include payments which become due on an accelerated basis as a result of any optional termination, in whole or in part, or any other cause, unless the Certificate Insurer elects, in its sole discretion, to pay such amounts in whole or in part (in which event the Scheduled Payments shall include such accelerated payments as, when and to the extent so elected by the Certificate Insurer). In the event that the Certificate Insurer does not make such election, the “Scheduled Payments” shall include payments due in accordance with the original scheduled terms of the Class A Certificates, without regard to any acceleration. In addition, the “Scheduled Payments” shall not include, nor shall coverage be provided under the Certificate Insurance Policy in respect of, (i) any amounts due in respect of the Class A Certificates attributable to any increase in interest rate, penalty or other sum payable by the issuing entity by reason of any default or event of default in respect of the Class A Certificates, or by reason of any deterioration of the creditworthiness of the issuing entity, (ii) any Net Rate Carryover, (iii) any shortfalls attributable to Prepayment Interest Shortfalls, (iv) any interest shortfalls resulting from the application of the Relief Act or similar state or local laws, regulations or ordinances or (v) any shortfalls attributable to the liability of the issuing entity, any REMIC, the Trustee or any holder of a Class A Certificate for taxes, withholding or other charge, imposed by any governmental authority due in connection with the payment of any Scheduled Payment to any holder or owner of a Class A Certificate.

“Term of the Policy” means the period from and including the Closing Date to and including the first date on which (i) all Scheduled Payments have been paid that are required to be paid under the Pooling and Servicing Agreement; (ii) any period during which any Scheduled Payment could have been avoided in whole or in part as a preference payment under applicable bankruptcy, insolvency, receivership or similar law has expired, and (iii) if any proceedings requisite to avoidance as a preference payment have been commenced prior to the occurrence of (i) and (ii) above, a final and non-appealable order in resolution of each such proceeding has been entered; provided, further, that if the holders of any Class A Certificates are required to return any Avoided Payment as a result of such Insolvency Proceeding, then the Term of the Policy shall terminate on the date on which the Certificate Insurer has made all payments required to be made under the terms of the Certificate Insurance Policy in respect of all such Avoided Payments.

Capitalized terms used herein as defined terms and not otherwise defined herein shall have the meaning assigned to them in the Pooling and Servicing Agreement, without regard to any amendment or modification thereof, unless the amendment or modification has been approved in writing by the Certificate Insurer.

The Certificate Insurance Policy is not cancelable. The premium on the Certificate Insurance Policy is not refundable for any reason including payment, or provision being made for payment, prior to maturity of the Class A Certificates. The Pooling and Servicing Agreement does not provide for any substitution of the Certificate Insurance Policy.

The Certificate Insurance Policy is issued under and shall be construed under, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

THE PROPERTY/CASUALTY INSURANCE SECURITY FUND SPECIFIED IN ARTICLE 76 OF THE NEW YORK INSURANCE LAW DOES NOT COVER THE CERTIFICATE INSURANCE POLICY. THE FLORIDA INSURANCE GUARANTY ASSOCIATION CREATED UNDER PART II OF CHAPTER 631 OF THE FLORIDA INSURANCE CODE DOES NOT COVER THE CERTIFICATE INSURANCE POLICY. IN THE EVENT THAT THE CERTIFICATE INSURER WERE TO BECOME INSOLVENT, THE CALIFORNIA INSURANCE GUARANTY ASSOCIATION, ESTABLISHED PURSUANT TO ARTICLE 14.2 OF CHAPTER 1 OF PART 2 OF DIVISION I OF THE CALIFORNIA INSURANCE CODE, EXCLUDES FROM COVERAGE ANY CLAIMS ARISING UNDER THE CERTIFICATE INSURANCE POLICY.

In the absence of payments under the Certificate Insurance Policy, holders of the Class A Certificates will directly bear the credit risks associated with their Class A Certificates.